                                                                  Exhibit (a)(1)

                           Offer To Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                            EGREETINGS NETWORK, INC.
                                       at
                              $0.85 Net Per Share
                                       by
                        AMERICAN PIE ACQUISITION CORP.,
                          a wholly owned subsidiary of
                          AMERICANGREETINGS.COM, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON MONDAY, MARCH 12, 2001, UNLESS THE OFFER IS EXTENDED.

     THE OFFER (AS DEFINED HEREIN) IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES OF COMMON STOCK OF EGREETINGS NETWORK, INC. (THE "SHARES") THAT (TOGETHER WITH ANY SHARES THEN OWNED BY AMERICANGREETINGS.COM, INC. OR ANY OF ITS SUBSIDIARIES) REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF ALL OPTIONS (AS DEFINED HEREIN) THAT ARE VESTED OR WILL BECOME VESTED UPON THE CONSUMMATION OF THE OFFER AND ALL OUTSTANDING WARRANTS (AS DEFINED HEREIN)) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 13 AND 14 OF THIS OFFER TO PURCHASE.

     THE BOARD OF DIRECTORS OF EGREETINGS NETWORK, INC. ("EGREETINGS") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), IS FAIR TO AND IN THE BEST INTERESTS OF EGREETINGS AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

     Any stockholder desiring to tender all or a portion of its Shares should either (1) complete and sign the appropriate Letter(s) of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in such Letter of Transmittal, mail or deliver such Letter(s) of Transmittal and any other required documents to the Depositary and either deliver the certificates for those Shares to the Depositary along with such Letter(s) of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer To Purchase or (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the tender on its behalf. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificate(s) representing those Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis must tender those Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer To Purchase.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer To Purchase. Requests for additional copies of this Offer To Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

February 12, 2001

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY TERM SHEET........................................................    1
INTRODUCTION..............................................................    5
SPECIAL FACTORS...........................................................    7
THE OFFER
        1.    Terms of the Offer..........................................   12
        2.    Acceptance for Payment and Payment for Shares...............   14
        3.    Procedure for Tendering Shares..............................   16
        4.    Withdrawal Rights...........................................   18
        5.    Certain Federal Income Tax Consequences of the Offer and the
              Merger......................................................   19
        6.    Price Range of the Shares; Dividends on the Shares..........   20
        7.    Effect of the Offer on the Market for Shares, Stock Exchange
              Listing and Exchange Act Registration, and Margin
              Securities..................................................   21
        8.    Certain Information Concerning Egreetings...................   22
        9.    Certain Information Concerning American Pie and
              AmericanGreetings.com.......................................   23
        10.   Source and Amount of Funds..................................   24
        11.   The Merger Agreement; the Tender and Voting Agreement; Plans
              for Egreetings; Other Matters...............................   24
        12.   Dividends and Distributions.................................   42
        13.   Certain Conditions of the Offer.............................   43
        14.   Certain Legal Matters and Regulatory Approvals..............   45
        15.   Fees and Expenses...........................................   46
        16.   Miscellaneous...............................................   47
SCHEDULE I -  DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN PIE ACQUISITION
              CORP., AMERICANGREETINGS.COM, INC. AND AMERICAN GREETINGS
              CORPORATION

                               SUMMARY TERM SHEET

     American Pie Acquisition Corp. is offering to purchase all of the outstanding common stock of Egreetings Network, Inc. for $0.85 per share in cash. The following are some of the questions you, as a stockholder of Egreetings, may have and answers to those questions. We urge you to read carefully the remainder of this Offer To Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer To Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SHARES?

     The offeror is American Pie Acquisition Corp. We are a Delaware corporation formed for the purpose of making a cash tender offer for all of the outstanding common stock of Egreetings Network, Inc. We are a wholly owned subsidiary of AmericanGreetings.com, Inc., a Delaware corporation. As of the date of this Offer To Purchase, we may be deemed to beneficially own the 6,841,074 shares of Egreetings common stock (or approximately 21% of the outstanding Egreetings shares) held by Gibson Greetings, Inc., an affiliate of ours. See the "Introduction" and Section 9 -- "Certain Information Concerning American Pie and AmericanGreetings.com" to this Offer To Purchase.

WHAT ARE THE CLASSES AND AMOUNTS OF SHARES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock of Egreetings. See the "Introduction" to this Offer To Purchase.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $0.85 per share, net to you, in cash.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer To Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     AmericanGreetings.com will provide us with approximately $28.4 million, which we will use to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger that is expected to follow, assuming successful completion of the offer. AmericanGreetings.com anticipates obtaining all of these funds from existing resources and internally generated funds. In addition, American Greetings Corporation, the parent corporation of AmericanGreetings.com, has established a $24 million line of credit for AmericanGreetings.com to use in connection with the offer and the merger. Our offer is not conditioned upon any financing arrangements. See Section
10 -- "Source and Amount of Funds" of this Offer To Purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

     - the offer is being made for all outstanding shares;

     - the offer is solely for cash;

     - the offer is not subject to any financing condition; and

     - if we are successful with our offer, we will acquire all remaining shares for the same cash price in our merger with and into Egreetings.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Monday, March 12, 2001, to decide whether to tender your shares into the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer To Purchase. See Section 1 -- "Terms of the Offer" and Section 3 "Procedure for Tendering Shares" of this Offer To Purchase.

CAN THE OFFER BE EXTENDED AND, IF IT IS EXTENDED, HOW WILL I BE NOTIFIED?

     We may, at our discretion or at the request of Egreetings, extend the offer at any time before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date up to an additional five business days or such longer period as we and Egreetings may mutually agree. We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased shares tendered during the offer during which stockholders may tender their shares and receive the offer consideration. If we decide to provide a subsequent offering period we will make a public announcement of our decision at least five business days in advance. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. If we extend the offer, we will make a public announcement of the extension by issuing a release to the Dow Jones News Service. See Section 1 -- "Terms of the Offer" of this Offer To Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     Our obligation to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including:

     - There must be validly tendered and not properly withdrawn prior to the expiration of the Offer a number of common shares of Egreetings that, together with any common shares then owned by AmericanGreetings.com or any of its subsidiaries, represents at least a majority of the common shares of Egreetings on a fully diluted basis (i.e., as though all options (that are vested or will become vested upon consummation of the offer) and outstanding warrants or other shares convertible or exercisable or exchangeable for common shares had been so converted, exercised or exchanged).

     - Increases in certain liabilities of Egreetings, less any increase in its net tangible assets, may not exceed $1 million.

     The Offer is also subject to a number of other conditions. For a description of those conditions and a full description of the conditions listed above, see Section 13 -- "Certain Conditions of the Offer" of this Offer To Purchase.

HOW DO I TENDER MY SHARES?

     If you wish to accept our offer, this is what you must do:

     - If you are a record holder and have your stock certificate, you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and Section 3 -- "Procedure for Tendering Shares" of this Offer To Purchase.

     - If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery.

     - If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions that your shares be tendered.

See Section 3 -- "Procedure for Tendering Shares" of this Offer To Purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by April 12, 2001, you can withdraw them at any time thereafter as long as we have not yet accepted shares for payment. This right to withdraw will not apply to any subsequent offering period discussed in Section 1, if one is included. See Section 4 -- "Withdrawal Rights" of this Offer To Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section
4 -- "Withdrawal Rights" of this Offer To Purchase.

WHAT DOES THE EGREETINGS BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the offer pursuant to an agreement and plan of merger among us, AmericanGreetings.com and Egreetings. The board of directors of Egreetings unanimously approved the merger agreement, our tender offer and our proposed merger with and into Egreetings. Following the proposed merger, Egreetings will be the surviving corporation and a direct wholly owned subsidiary of AmericanGreetings.com. The board of directors of Egreetings has determined that the terms of the offer and the merger are fair to, and in the best interests of, the stockholders of Egreetings and recommends that you tender your shares in the Offer. See the "Introduction" to this Offer To Purchase.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL EGREETINGS CONTINUE AS A PUBLIC COMPANY?

     No. If the merger takes place, Egreetings will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that:

     - Egreetings common stock will no longer meet the published guidelines of Nasdaq for continued listing and may be taken off Nasdaq;

     - there may not be a public trading market for Egreetings common stock; and

     - Egreetings may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies.

     See Section 7 -- "Effect of the Offer on the Market for Shares; Stock Exchange Listing and Exchange Act Registration, and Margin Securities" of this Offer To Purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL EGREETINGS SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for at least a majority of the outstanding shares of Egreetings, we will be merged with and into Egreetings, and all remaining stockholders of Egreetings, other than those who assert and perfect appraisal rights under Delaware law, will receive $0.85 per share in cash. See the "Introduction" to this Offer To Purchase.

IF I DECIDE NOT TO TENDER BUT THE TENDER OFFER IS SUCCESSFUL, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per security that they would have received had they tendered their shares in the offer (subject to their right to pursue appraisal under Delaware law). Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and shares of Egreetings which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Egreetings shares. Also, as described above, Egreetings may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See the "Introduction" and Section 7 -- "Effect of the Offer on the Market for Shares, Stock Exchange Listing and Exchange Act Registration, and Margin Securities" of this Offer To Purchase.

WHAT IS THE MARKET VALUE OF MY EGREETINGS SHARES AS OF A RECENT DATE?

     On February 5, 2001, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of Egreetings common stock reported on the Nasdaq National Market was $0.63 per share. On February 9, 2001, the last full trading day prior to the date of this Offer To Purchase, the last reported closing sales price of the Shares was $0.84 per share. We advise you to obtain a recent quotation for Egreetings common stock in deciding whether to tender your shares. See Section 6 -- "Price Range of the Shares; Dividends on the Shares" of this Offer To Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call:

     - Corporate Investor Communications, Inc. at (888)-353-1712 (toll free)

     Corporate Investor Communications, Inc. is acting as the information agent for our tender offer. See the back cover of this Offer To Purchase.

To the Holders of Common Stock of
Egreetings Network, Inc.

                                  INTRODUCTION

     American Pie Acquisition Corp. ("American Pie"), a Delaware corporation and a wholly owned subsidiary of AmericanGreetings.com, a Delaware corporation ("AmericanGreetings.com"), hereby offers to purchase all outstanding shares of common stock (the "Shares") of Egreetings Network, Inc. ("Egreetings") at a purchase price of $0.85 per Share, net to the seller in cash, without interest (the "Per Share Amount"), on the terms and subject to the conditions set forth in this Offer To Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. American Pie will pay all charges and expenses of Wells Fargo Shareowner Services, as the depositary (the "Depositary"), and Corporate Investor Communications, Inc. (the "Information Agent"), in connection with the Offer. See Section 15.

     THE BOARD OF DIRECTORS OF EGREETINGS (THE "EGREETINGS BOARD") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), IS FAIR TO AND IN THE BEST INTERESTS OF EGREETINGS AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In connection with the execution of the Merger Agreement, AmericanGreetings.com, American Pie and certain stockholders of Egreetings, who beneficially own approximately 27% of the outstanding Shares, entered into a Tender and Voting Agreement ("Tender and Voting Agreement") pursuant to which such stockholders have agreed, among other things, to tender their Shares into the Offer. See Section 10.

     Egreetings has advised AmericanGreetings.com that Credit Suisse First Boston Corporation, Egreetings' financial advisor, on February 4, 2001, at a meeting of the Egreetings Board to evaluate the Offer and the Merger, rendered to the Egreetings Board an oral opinion, which was confirmed by delivery of a written opinion dated February 5, 2001, to the effect that, as of such date and based on and subject to certain matters stated in such opinion, the $0.85 per Share cash consideration to be received in the Offer and the Merger by stockholders (other than AmericanGreetings.com and its affiliates) is fair, from a financial point of view, to such stockholders. A copy of Credit Suisse First Boston Corporation's written opinion is appended to Egreetings' Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer, a copy of which is being furnished to stockholders concurrently with this Offer To Purchase. Stockholders are urged to carefully read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Credit Suisse First Boston Corporation.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) A NUMBER OF SHARES THAT (TOGETHER WITH ANY SHARES THEN OWNED BY AMERICANGREETINGS.COM OR ANY OF ITS SUBSIDIARIES) REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF OPTIONS THAT ARE VESTED OR WILL BECOME VESTED UPON THE CONSUMMATION OF THE OFFER AND ALL OUTSTANDING WARRANTS) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1, 13 AND 14.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 5, 2001, (the "Merger Agreement"), among AmericanGreetings.com, American Pie and Egreetings. The Merger Agreement provides, among other things, for the commencement of the Offer by American Pie and further provides that after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, and assuming the Minimum Condition has been met, American Pie will be merged with and into Egreetings (the "Merger"), with Egreetings surviving the Merger as a wholly owned subsidiary of AmericanGreetings.com (the "Surviving Corporation"). In the Merger, each Share (excluding Shares owned by stockholders who have properly exercised their dissenters' rights under Delaware law, Shares held in the treasury of Egreetings and Shares owned by AmericanGreetings.com and its subsidiaries) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted at the Effective Time into the right to receive the Per Share Amount (or any greater amount paid for Shares pursuant to the Offer), in cash payable to the holder thereof, without interest, prorated for fractional Shares and less any required withholding taxes and, in certain circumstances, stock transfer taxes (the "Merger Consideration").

     Egreetings has informed American Pie that, as of January 29, 2001, there were 33,007,900 Shares issued and outstanding, and up to 2,817,720 Shares reserved for issuance upon the exercise of outstanding stock options ("Options") granted under Egreetings' equity plans (collectively, the "Stock Option Plans") that have vested or will have vested upon completion of the Offer, and 444,304 Shares reserved for issuance upon exercise of currently outstanding warrants ("Warrants"). As a result, as of such date, the Minimum Condition would be satisfied if at least 18,134,963 Shares are validly tendered and not properly withdrawn prior to the Expiration Date (as hereinafter defined).

     As of the date of this Offer To Purchase, American Pie may be deemed to beneficially own the 6,841,074 Shares held by Gibson Greetings, Inc., a Delaware corporation and an affiliate of American Pie ("Gibson"). Gibson has informed American Pie that it intends to tender its Shares into the Offer. In addition, pursuant to the Tender and Voting Agreement, Stewart Alsop, Brendon Kim, Peter Nieh and Lee Rosenberg, all directors of Egreetings, and their affiliated investment funds, Andrew Moely, a director and Chief Executive Officer and President of Egreetings, and Frederick Campbell and Anthony Levitan have agreed to tender a total of 9,064,971 Shares into the Offer. Consequently, the Minimum Condition would be satisfied if another 2,228,917 Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

     Egreetings has been advised, and has informed American Pie, that each of its directors and executive officers intends to tender pursuant to the Offer all Shares owned of record and beneficially by him or her, except to the extent that such tender would require disgorgement of profits from any such tender to Egreetings under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

     The completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the adoption of the Merger Agreement by the requisite vote of Egreetings' stockholders. Egreetings' Certificate of Incorporation and Delaware law require the affirmative vote of holders of a majority of the outstanding Shares to adopt the Merger Agreement. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, American Pie will own a sufficient number of Shares to ensure that the Merger Agreement will be adopted. Under Delaware law, if after consummation of the Offer, American Pie owns at least 90% of the Shares then outstanding, American Pie will be able to cause the Merger to occur without a vote of Egreetings' stockholders. If, however, after consummation of the Offer, American Pie owns less than 90% of the then outstanding Shares, a vote of Egreetings' stockholders will be required under Delaware law to adopt the Merger Agreement, and a significantly longer period of time will be required to effect the Merger. See Section 11.

     No dissenters' rights are available in connection with the Offer. Stockholders may exercise dissenters' rights, however, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the stockholders.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares into the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER; CONTACTS WITH EGREETINGS

     On November 3, 1999, American Greetings and Gibson publicly announced that they had entered into an agreement for American Greetings to acquire Gibson, which then had a beneficial ownership of approximately 27.8% of Egreetings. On November 5, 1999, Morry Weiss, a director of AmericanGreetings.com and Chief Executive Officer of American Greetings, contacted Gordon Tucker, then Chief Executive Officer of Egreetings, to commence discussions regarding a possible combination of the two companies.

     On November 9, 1999, representatives of both parties met at the offices of Egreetings to discuss combination possibilities. James C. Spira, a director of AmericanGreetings.com, John M. Klipfell, then Chief Executive Officer of AmericanGreetings.com and Josef A. Mandelbaum, then Senior Vice President Sales, Business Development and Strategic Planning of AmericanGreetings.com represented AmericanGreetings.com and Mr. Tucker, Andrew J. Moley, then Chief Financial Officer of Egreetings, and three directors of Egreetings: Stewart Alsop, Charles
A. Holloway and Brendon S. Kim, represented Egreetings. AmericanGreetings.com and Egreetings entered into a confidentiality agreement on November 16, 1999.

     On November 26, 1999, following further discussions involving Merrill Lynch as financial advisor to AmericanGreetings.com and Credit Suisse First Boston Corporation as financial advisor to Egreetings, Merrill Lynch on behalf of AmericanGreetings.com proposed a transaction whereby Egreetings stockholders would receive shares of a class of AmericanGreetings.com common stock in exchange for their then outstanding Egreetings common stock. Thereafter the parties had further discussions on the terms of the proposed transaction, including, among other things, the relative equity interests of the parties or control of the combined company. Rather than pursue additional negotiations, on November 29, 1999, Egreetings determined to proceed with its then pending initial public offering. That offering was completed on December 16, 1999.

     On January 12, 2000 Mr. Spira contacted Mr. Alsop to seek a resumption of combination discussions. From January 12, 2000 through March 2000, executives and financial advisors of the Egreetings and AmericanGreetings.com continued discussions regarding possible transaction structures and engaged in discussions with an online media company about its participation in such a transaction. Through March 2000, the parties' respective financial advisors continued to be in contact regarding possible transaction structures, financial due diligence and possible involvement of the online media company.

     On March 29, 2000, representatives of AmericanGreetings.com, including Mr. Weiss, Mr. Spira, and Mr. Mandelbaum, then Chief Executive Officer of AmericanGreetings.com, and Maureen M. Spooner, Chief Financial Officer of AmericanGreetings.com, met with representatives of Egreetings, including Mr. Alsop, Lee Rosenberg, a director of Egreetings, Mr. Tucker and Mr. Moley and a representative of the online media company at Egreetings' offices in San Francisco.

     On April 3, 2000, representatives of AmericanGreetings.com, including Messrs. Weiss and Spira, and representatives of Merrill Lynch, met with representatives of Egreetings, including Messrs. Alsop and Rosenberg, and representatives of Credit Suisse First Boston Corporation in Chicago to continue the discussion regarding a potential transaction between AmericanGreetings.com and Egreetings.

     During the month of April and through May 3, 2000, Egreetings and AmericanGreetings.com continued discussion of the terms of the proposed transaction, terms of restrictions on American Greetings with respect to control of the combined entity and due diligence. On May 4, 2000, AmericanGreetings.com determined not to continue discussions on the basis of the terms then under consideration.

     On June 2, 2000, Mr. Mandelbaum contacted Mr. Moley to resume discussions regarding a potential transaction between Egreetings and AmericanGreetings.com and to discuss potential changes to the transaction structure and the previously proposed control restrictions on American Greetings.

     On July 17, 2000, Mr. Mandelbaum contacted Mr. Alsop while both were attending an industry conference in the San Francisco area and reiterated AmericanGreetings.com interest in a potential transaction.

     In August 2000, Egreetings met with representatives of its financial advisor and requested that they continue a search for potential strategic partners for Egreetings. During the period from August 2000 through October 2000, members of senior management held preliminary discussions and meetings with potential strategic partners.

     On October 24, 2000, at a meeting of the Board of Directors of Egreetings, that Board confirmed its decision to continue to pursue a strategic transaction. During November 2000 and early December 2000, members of senior management of Egreetings began discussions with additional potential strategic partners and received a proposed term sheet from one of them (the "Potential Acquiror"). In addition, in early November and again in early December, Messrs. Mandelbaum and Moley held additional discussions regarding potential transaction structures between Egreetings and AmericanGreetings.com, including a potential cash acquisition by AmericanGreetings.com.

     On December 12, 2000, Mr. Spira and Mr. Rosenberg met to discuss a proposed transaction based upon non-cash terms discussed by Messrs. Mandelbaum and Moley. On December 14, 2000, Mr. Mandelbaum sent an e-mail to Messrs. Alsop, Kim, Neih and Rosenberg, all directors of Egreetings, reiterating AmericanGreetings.com current non-cash proposal.

     On December 15, 2000, at a meeting of the Egreetings Board, the Egreetings Board considered four potential transactions, including the most current proposal from AmericanGreetings.com. The Egreetings Board authorized management to proceed with further negotiations based upon the term sheet from the Potential Acquiror.

     Through early January, Egreetings and the Potential Acquiror held numerous meetings to discuss the transaction and to conduct due diligence. In early January, the Potential Acquiror terminated discussions with Egreetings.

     In early January, 2001, Mr. Alsop had a phone conversation with Mark McNay from William Blair & Company, AmericanGreetings.com's financial advisor, regarding a potential transaction structure that would be acceptable to Egreetings. On January 22, 2001, Mr. Moley, then Chief Executive Officer and President of Egreetings, had a further conversation with Mr. McNay during which they agreed to continue further discussions. Mr. McNay conveyed to Mr. Mandelbaum that Egreetings was interested in pursuing further negotiations of a combination.

     On January 24, 2001, representatives of AmericanGreetings.com, including Mr. Mandelbaum, Michael Waxman-Lenz, Vice President of Business Development, and Tammy Martin, General Counsel, met with Mr. Moley and Scott Neamand, Chief Financial Officer of Egreetings at the San Francisco office of William Blair & Company to discuss the potential combination of the companies. Ms. Spooner participated telephonically. Representatives of William Blair & Company were also present at the meeting. The representatives of Egreetings provided certain due diligence materials to representatives of AmericanGreetings.com.

     In the next few days, Messrs. Mandelbaum and Moley had a telephone conversation in which they agreed to the basic terms of the deal, subject to continuing due diligence and the negotiation of mutually acceptable definitive agreements.

     Negotiation of the Merger Agreement commenced on January 27, 2001, when AmericanGreetings.com's counsel furnished Egreetings and its counsel with a draft merger agreement and a draft tender and voting agreement. Between January 27 and February 5, 2001, representatives of AmericanGreetings.com and its outside legal counsel negotiated the final terms of the Merger Agreement and the Tender and Voting Agreement with representatives of Egreetings and its outside legal counsel.

     On January 30, 2001, at a telephonic special meeting of the Egreetings Board, the Egreetings Board reviewed the status of the proposed transaction with AmericanGreetings.com and the proposed deal terms and the Egreetings Board authorized management to continue negotiations.

     At a meeting held on February 2, 2001, the Board of Directors of AmericanGreetings.com, unanimously approved the Merger Agreement, contingent upon final negotiation and execution of definitive documentation.

     In special meetings on February 2 and 4, 2001, the Egreetings Board, reviewed the status of negotiations with AmericanGreetings.com and the terms of the transaction and consulted with financial and legal advisors. At the February 4 meeting, Credit Suisse First Boston Corporation rendered to the Egreetings Board its oral opinion

(subsequently confirmed by delivery of a written opinion dated February 5, 2001) to the effect that, as of the date of such opinion and based on and subject to certain matters stated in its opinion, the $0.85 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares was fair, from a financial point of view, to such holders (other than AmericanGreetings.com and its affiliates). The Egreetings Board unanimously approved the Merger Agreement and determined to recommend to Egreetings' stockholders that they accept the Offer, tender their Shares in the Offer and, if required by Delaware law or Egreetings' Certificate of Incorporation or Bylaws, vote to adopt the Merger Agreement.

     The parties concluded negotiations on February 5, 2001, and the Merger Agreement was executed after the close of business on that day. The parties publicly announced the transaction shortly thereafter on February 5, 2001.

     The Offer was formally commenced on the date of this Offer To Purchase.

FAIRNESS OF THE OFFER AND THE MERGER

     AmericanGreetings.com and American Pie have concluded that the consideration to be received by the unaffiliated holders of Shares pursuant to the Offer and the Merger is fair to such holders. In reaching their decision, AmericanGreetings.com and American Pie consulted with AmericanGreetings.com's management, financial advisors and legal counsel. Set forth below are the material factors that AmericanGreetings.com and American Pie considered in reaching their determination:

     - the factors considered by, the analysis and conclusions of, and the unanimous approval by, the Board of Directors of Egreetings set forth in the Schedule 14D-9, including the opinion rendered by Credit Suisse First Boston Corporation, which factors, analyses and conclusions, as set forth therein, are incorporated by reference herein;

     - that the Per Share Amount represents a 35% premium to the per Share closing price on February 5, 2001, the last trading day before public announcement of the Offer, and a 70% premium to the per Share closing price on February 2, 2001, the last trading day prior to AmericanGreetings.com's and American Pie's respective board meetings at which the boards approved the Merger Agreement;

     - that the Per Share Amount represents a 94% premium to the highest per Share closing price for January 2001 and a 202% premium to the highest per Share closing price for the period from November 13, 2000 to December 31, 2000;

     - that the Shares have been trading significantly below the Per Share Amount for several months prior to announcement of the Offer;

     - that the National Association of Securities Dealers, Inc. had threatened to delist the Shares from the Nasdaq National Market;

     - that AmericanGreetings.com and American Pie believe that the Per Share Amount is greater than the liquidation value of Egreetings;

     - that the consideration to be received by Egreetings, stockholders in the Offer and the Merger will consist entirely of cash;

     - that Delaware law entitles the holders of Shares that do not tender their Shares into the Offer to appraisal rights if the Merger is completed;

     - that Egreetings had been involved in discussions with several third parties concerning an acquisition of Egreetings or its assets (although AmericanGreetings.com and American Pie are not aware that any firm offers were made), but that Egreetings had not been able to arrive at an agreement with such parties;

     - that the financial and other terms of the Offer and the Merger, including without limitation, the terms of the Merger Agreement, should not unduly discourage third parties from making bona fide proposals subsequent to the signing of the Merger Agreement and, if any of these proposals were made, the Egreetings Board, in the exercise of its fiduciary duties and in accordance with the Merger Agreement, could authorize Egreetings to furnish information and negotiate with, and subject to payment of a break-up fee, enter into a transaction with another party (as described in Section 11);

     - that the terms of the Merger Agreement were the result of arm's-length negotiations between Egreetings and its advisors and AmericanGreetings.com and its advisors; and

     - that during the negotiation of the Merger Agreement, the interests of the unaffiliated stockholders of Egreetings were represented by the Egreetings Board and Egreetings' independent legal and financial advisors and the interests of AmericanGreetings.com and American Pie were represented by their legal and financial advisors and such parties had different economic interests.

     AmericanGreetings.com and American Pie did not consider the going concern value of Egreetings because AmericanGreetings.com and American Pie believed that Egreetings would liquidate if an agreement between the parties could not be reached. AmericanGreetings.com and American Pie also did not consider the net book value of Egreetings because they believed the assets could not be sold for their net book value in a liquidation.

     In reaching their conclusion, AmericanGreetings.com and American Pie have adopted the analysis of the factors referred to in the Schedule 14D-9 as having been taken into account by the Board of Directors of Egreetings. AmericanGreetings.com and American Pie did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors or determine that any factor was of particular importance independent of the analysis by the Egreetings Board in reaching its conclusion as to fairness. Rather AmericanGreetings.com and American Pie viewed its position as being based on the totality of the information presented to and considered by it. On balance, however, AmericanGreetings.com and American Pie viewed the factors in bullets one through four, six and nine through twelve as favorable to its decision, the matters set forth in bullets five, seven and eight as influential, and none of the factors as unfavorable.

     The Offer is conditioned upon, among other things, there being validly tendered prior to the Expiration Date and not properly withdrawn a number of Shares that (together with any Shares then owned by AmericanGreetings.com or any of its subsidiaries) represents at least a majority of Shares outstanding on a fully diluted basis (assuming the exercise of all Options that are vested or will become vested upon the consummation of the Offer and all outstanding Warrants). Pursuant to the Tender and Voting Agreement, certain stockholders have agreed to tender all of the Shares they beneficially own (approximately 27% of the outstanding Shares in the aggregate) into the Offer within 15 business days of the date hereof. If the Minimum Condition is satisfied, American Pie will own enough Shares to approve the Merger without the vote of any other stockholder of Egreetings. Thus, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are not structured to require the approval of a least a majority of the unaffiliated stockholders of Egreetings.

     AmericanGreetings.com and American Pie have been informed by Egreetings that (i) the Board of Directors of Egreetings did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders of Egreetings for the purpose of negotiating the terms of the Merger Agreement and (ii) the Offer and the Merger were approved by all of the directors of Egreetings who were not employees of Egreetings.

     AmericanGreetings.com and American Pie have not received, nor sought to obtain, any report, opinion or appraisal from an outside party, including without limitation, an investment banker's opinion, relating to the consideration or fairness of the consideration offered to the unaffiliated stockholders of Egreetings in the Offer and the Merger or the fairness of the Offer and the Merger to Egreetings, AmericanGreetings.com, American Pie or any unaffiliated stockholders of Egreetings.

PURPOSE AND STRUCTURE OF THE TRANSACTION; EFFECTS OF THE TRANSACTION

     The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Egreetings. Following completion of the Offer, AmericanGreetings.com intends to acquire any remaining equity interest in Egreetings not then owned by AmericanGreetings.com or American Pie by consummating the Merger. If American Pie acquires at least 90% of the outstanding Shares through the Offer, AmericanGreetings.com intends to cause American Pie to consummate the Merger through a short-form merger under Delaware law without the vote of any other stockholder. In any event, American Pie intends, should it purchase Shares pursuant to the

Offer, to cause the Merger to occur (subject to satisfaction or waiver of the conditions contained in the Merger Agreement).

     The acquisition of the entire equity interest in Egreetings has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of Egreetings from the public stockholders to AmericanGreetings.com and to provide cash to the holders of Shares. Following the Merger, the interest of AmericanGreetings.com in Egreetings' net book value and net income will be 100%. AmericanGreetings.com, as the sole stockholder of Egreetings, will thereafter benefit from any increases in the value of Egreetings and also bear the risk of any decreases in the value of Egreetings' operations. Conversely, following the Offer and the Merger, persons who were stockholders of Egreetings immediately prior to the Offer and the Merger will no longer have the opportunity to continue their interests in Egreetings as an ongoing corporation and therefore will not share in its future earnings and potential growth.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares could adversely affect the liquidity and market value of the remaining Shares held by the public and have other consequences with respect to Nasdaq quotation, registration under the Exchange Act and availability of margin credit. See
Section 7. For a discussion of certain tax consequences related to the Offer, see Section 5.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Certain members of the Egreetings Board and Egreetings' management may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Egreetings generally. Egreetings has informed AmericanGreetings.com that the Egreetings Board was aware of and discussed these interests in connection with its consideration and approval of the Merger Agreement. In considering the recommendation of the Egreetings Board with respect to the Offer and the Merger, the stockholders of Egreetings should be aware of these interests which may present actual or potential conflicts of interest.

      Pursuant to the Merger Agreement, Egreetings has agreed to take all actions necessary to provide that immediately prior to the Effective Time each of the following options or rights shall be exercisable by such option holder or right holder:

          - each vested stock option that is then outstanding under Egreetings' 1996 Stock Option Plan;

          - each vested or unvested option that is then outstanding under Egreetings' 1999 Equity Incentive Plan and 1999 Non-Employee Directors' Stock Option Plan and that is held by an option holder whose continuous service with Egreetings has not been terminated; and

          - each right to purchase Shares that is then outstanding under Egreetings' 1999 Employee Stock Purchase Plan.

     Egreetings has also agreed to use its reasonable best efforts to provide that, immediately prior to the Effective Time, each then outstanding warrant to purchase Shares (the "Warrants") shall be acquired by Egreetings for cancellation for consideration equal to the product of the excess, if any, of the Per Share Amount over the exercise price and the number of Shares subject to the Warrants. See Section 11.

     Other than Lee Rosenberg, no director or officer of Egreetings will receive any payments as a result of these actions because the exercise price of the Options and Warrants held by such director or officer exceeds the Per Share Amount. Lee Rosenberg, an outside director of Egreetings, has vested options to purchase a total of 18,000 Shares at an exercise price of $0.62 per Share.

     Pursuant to agreements in place between Egreetings and its officers, as a result of the Offer and the Merger, the 12 officers of Egreetings will receive aggregate payments of up to $1,195,831, which includes an aggregate maximum payment of $250,000 to Andrew Moley, $185,000 to Scott Neamand, $200,000 to Sarah Anderson and $185,000 to Nancy Levin, the executive officers of Egreetings. The description of these payments contained in the Schedule 14D-9 under the heading "Agreements with Executive Officers," is incorporated herein by reference.

     Pursuant to the Merger Agreement, AmericanGreetings.com has agreed to cause the Surviving Corporation to indemnify each director, officer, employee, fiduciary or agent of Egreetings against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement arising out of any matter existing or occurring at or prior to the Effective Time to the fullest extent permitted by applicable law. AmericanGreetings.com has also agreed to cause the Surviving Corporation to maintain policies of directors' and officers' liability insurance equivalent to the current policies of Egreetings, subject to certain limitations, for six years after the Effective Time.

                                   THE OFFER

1.  TERMS OF THE OFFER

     On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), American Pie will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Monday, March 12, 2001, unless and until, in accordance with the terms of the Offer and the Merger Agreement, the period of time during which the Offer is open is extended, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. See Section 13. Subject to the terms of the Merger Agreement, without the prior written consent of Egreetings, American Pie will not, and AmericanGreetings.com will cause American Pie not to:

     - Decrease or change the form of the Per Share Amount;

     - Decrease the number of Shares sought in the Offer;

     - Amend or waive the Minimum Condition or impose conditions other than the Offer Conditions set forth in Section 14 (the "Offer Conditions");

     - Extend the Expiration Date of the Offer (which will initially be 20 business days following the commencement of the Offer) except (a) as required by law and (b) that, in the event that any condition to the Offer is not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) American Pie may, in its discretion, or shall, at the request of Egreetings, extend the Expiration Date for an aggregate of five additional business days (or such longer time as agreed to by Egreetings and AmericanGreetings.com) to the extent necessary to permit such condition to be satisfied and (2) American Pie may, with the consent of Egreetings, extend the Expiration Date for such additional period as they may determine to be appropriate to permit such condition to be satisfied; or

     - Amend any term of the Offer in any manner materially adverse to holders of Shares (including without limitation to result in any extension which would be inconsistent with the preceding provisions of this sentence).

     Notwithstanding the foregoing, subject to applicable legal requirements, AmericanGreetings.com may cause American Pie to waive any Offer Condition, other than the Minimum Condition, in AmericanGreetings.com's sole discretion and the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Except as set forth above and subject to applicable legal requirements, American Pie may amend the Offer or waive any Offer Conditions in its sole discretion. Assuming the prior satisfaction or waiver of the Offer Conditions, AmericanGreetings.com will cause American Pie to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

     Subject to the terms of the Merger Agreement and the rights of tendering stockholders to withdraw their Shares, American Pie will retain all tendered Shares until the Expiration Date.

     Subject to the applicable regulations of the Commission and the terms of the Merger Agreement as described in the second preceding paragraph, American Pie also expressly reserves the right, in its sole discretion, at any time or from time to time, to:

     - Delay acceptance for payment of, or regardless of whether such Shares were theretofore accepted for payment, payment for, such Shares pending receipt of any regulatory or governmental approvals specified in Section 14;

     - Terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in Section 13 has not been satisfied prior to the Expiration Date or upon the occurrence of any event specified in Section 13;

     - Waive any condition (except, without the prior written consent of Egreetings, the Minimum Condition); or

     - Except as set forth in the Merger Agreement, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary.

     The rights reserved by American Pie in the immediately preceding paragraph are in addition to American Pie's rights described in Section 13. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which American Pie may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), American Pie will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If American Pie makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, American Pie will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     If American Pie extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance for payment of Shares) or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of American Pie under the Offer, the Depositary may retain tendered Shares on behalf of American Pie and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 4 of this Offer To Purchase. The ability of American Pie to delay the payment for Shares that American Pie has accepted for payment is limited, however, by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless the bidder elects to offer a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 under the Exchange Act and pays for Shares tendered during the Subsequent Offering Period in accordance with that rule.

     Pursuant to Rule 14d-11 under the Exchange Act, American Pie may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that American Pie may include a Subsequent Offering Period so long as, among other things:

     - the Offer was open for at least twenty business days and has expired,

     - the Offer is for all outstanding shares of the class that is the subject of the Offer,

     - American Pie accepts and promptly pays for all shares tendered during the Offer,

     - American Pie announces the results of the Offer, including the approximate number and percentage of shares deposited no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period,

     - American Pie immediately accepts and promptly pays for shares as they are tendered during the Subsequent Offering Period, and

     - American Pie pays the same form and amount of consideration for all shares tendered during the Subsequent Offering Period.

     American Pie will be able to include a Subsequent Offering Period if it satisfies the conditions above. In a public release, the Commission expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring American Pie to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event American Pie elects to include a Subsequent Offering Period, it will notify stockholders consistent with the requirements of the Commission.

     A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer. American Pie does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the applicable Per Share Amount, will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

     Egreetings has provided American Pie with its stockholder list and security position listings for the purpose of disseminating the Offer to the stockholders. This Offer To Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Egreetings' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), American Pie will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not properly withdrawn prior to the Expiration Date, as soon as practicable after the Expiration Date. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, American Pie expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law, government regulation or condition contained therein. See Sections 1, 13 and 14.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

     - Certificates for the Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to the Shares);

     - The Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message); and

     - All other documents required by the Letter of Transmittal. See Section 3.

     The term "Agent's Message" means a message, transmitted by The Depository Trust Company (the "Book-Entry Transfer Facility") to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that:

     - The Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation;

     - Such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal; and

     - American Pie may enforce such agreement against such participant.

     For purposes of the Offer, American Pie will be deemed to have accepted for payment (and thereby purchased) tendered Shares if, as and when American Pie gives oral or written notice to the Depositary of American Pie's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from American Pie and transmitting payment to the tendering stockholders whose Shares have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or American Pie is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to American Pie's rights described in Section 13, the Depositary may, nevertheless, on behalf of American Pie, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

     UNDER NO CIRCUMSTANCES WILL INTEREST ACCRUE ON THE CONSIDERATION TO BE PAID FOR THE SHARES BY AMERICAN PIE, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering stockholder without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     American Pie reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of AmericanGreetings.com's other subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve AmericanGreetings.com or American Pie of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, AMERICAN PIE INCREASES THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, AMERICAN PIE WILL PAY THE INCREASED CONSIDERATION FOR ALL SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

3.  PROCEDURE FOR TENDERING SHARES

     VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either:

     - The appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date and either (a) certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date; or

     - The tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     If certificates for Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer To Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation."

     DELIVERY OF THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY OF THE LETTER OF TRANSMITTAL OR SUCH OTHER DOCUMENTS TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of
Transmittal:

     - If the Letter of Transmittal is signed by the registered stockholder of Shares tendered therewith (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) and such registered stockholder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

     - If such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution").

     In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or if certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered stockholder or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder wishes to tender Shares pursuant to the Offer and the Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

     - The tender is made by or through an Eligible Institution;

     - A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by American Pie with this Offer To Purchase, is received by the Depositary as provided below prior to the Expiration Date; and

     - The certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which The Nasdaq Stock Market, Inc.'s ("Nasdaq") Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision of this Offer To Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time, and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE PAYMENTS MADE TO STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR THE MERGER, A STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH ITS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT IT IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 5 BELOW AND INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

     DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by American Pie in its sole discretion, which determination will be final and binding on all parties. American Pie reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger

Agreement, American Pie also reserves the absolute right to waive or amend any or all of the Offer Conditions, other than the Minimum Condition, which cannot be waived without the prior written consent of Egreetings.

     American Pie's interpretation of the terms and conditions of the Offer (including the Letter(s) of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of American Pie, AmericanGreetings.com, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of American Pie as its attorneys-in-fact and proxies, with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and purchased by American Pie and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, American Pie accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the stockholder. The designees of American Pie will be empowered to exercise all voting and other rights of the stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including without limitation in respect of any annual or special meeting of the stockholders, or any adjournment or postponement of any such meeting.

     American Pie reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon American Pie's acceptance for payment of the Shares, American Pie must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of stockholders then scheduled.

     American Pie's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and American Pie upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by American Pie as provided in this Offer To Purchase, may also be withdrawn at any time after April 12, 2001 (or such later date as may be applicable if the Offer is extended).

     If American Pie extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance for payment of Shares), or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of American Pie under the Offer, the Depositary may retain tendered Shares on behalf of American Pie and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

     The ability of American Pie to delay the payment for Shares that American Pie has accepted for payment is subject to the terms of the Merger Agreement and provisions of Rule 14e-1(c) under the Exchange Act, which requires that American Pie pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer, unless American Pie elects to offer a Subsequent Offering Period under Rule 14d-11 under the Exchange Act and pays for Shares tendered during the Subsequent Offering Period in accordance with that rule. See Section 1.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase.

Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered stockholder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary then, prior to the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by American Pie, in its sole discretion, which determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of AmericanGreetings.com, American Pie, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

     No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

     The following is a summary of the material federal income tax consequences of the Offer and the Merger to stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of dissenters' rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances, or those stockholders subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to stockholders who acquired their Shares through the exercise of employee stock options, pursuant to an employee stock purchase plan, exercise of Warrants, or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a stockholder.

  Consequences of the Offer and the Merger to Stockholders

     The receipt of the Per Share Amount and the Merger Consideration (and any cash amounts received by dissenting stockholders pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger or pursuant to the exercise of dissenters' rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

  Backup Tax Withholding

     Under the Code, a stockholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the stockholder:

     - Fails to furnish his or her social security number or other taxpayer identification number ("TIN");

     - Furnishes an incorrect TIN;

     - Fails properly to report interest or dividends; or

     - Under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions.

     Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with its own tax advisor as to its qualifications for exemption from withholding and the procedure for obtaining such exemption.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     According to Egreetings' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (the "Egreetings Form 10-K"), the Shares are traded on the Nasdaq National Market under the symbol "EGRT." The Shares began trading on December 17, 1999. The following table sets forth, for the periods indicated, the reported high and low closing prices for the Shares on the Nasdaq National Market as reported in the Egreetings Form 10-K with respect to calendar year 1999, and as reported thereafter by published financial sources with respect to calendar years 2000 and 2001.

                                                               HIGH      LOW
                                                              ------    -----
1999
Fourth Quarter..............................................  $10.56    $8.50

2000
First Quarter...............................................  $12.38    $4.94
Second Quarter..............................................  $ 5.00    $1.25
Third Quarter...............................................  $ 2.00    $1.00
Fourth Quarter..............................................  $ 1.00    $0.22

2001
First Quarter (through February 9, 2001)....................  $ 0.84    $0.28

     On February 5, 2001, the last full trading day before the public announcement of the Merger Agreement, the last reported sale price on the Nasdaq National Market was $0.63 per Share. On February 9, 2001, the last full trading day before the commencement of the Offer, the last reported sale price on the Nasdaq National Market was $0.84 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES.

     Egreetings has not paid any dividends on the Shares since it became publicly traded and has agreed in the Merger Agreement that it will not pay any dividend or other distribution payable in cash, stock or property with respect to the Shares pending completion of the Offer and the Merger.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION, AND MARGIN SECURITIES

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than American Pie. American Pie cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Per Share Amount.

     NASDAQ QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for quotation if, among other things, the number of publicly held Shares falls below 500,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $3,000,000. If these standards are not met, the Shares might continue to be quoted on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stability bid), Nasdaq rules provide that the securities would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of Egreetings or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     American Pie has been advised by Egreetings that as of February 6, 2001, there were approximately 146 holders of record of the Shares. Egreetings has advised American Pie that it believes that the number of beneficial owners of the Shares as of February 6, 2001, is in excess of 5,350.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Egreetings to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Egreetings to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Shares. Furthermore, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Egreetings. In addition, "affiliates" of Egreetings and persons holding "restricted securities" of Egreetings may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. American Pie believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act, and it is the intention of American Pie to cause Egreetings to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     If registration of the Shares is not terminated prior to the Merger, then following the consummation of the Merger, the Shares will no longer be eligible for Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated.

     MARGIN REGULATIONS. The Shares are not currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which means the Shares can not be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING EGREETINGS

     GENERAL INFORMATION. Egreetings is a Delaware corporation with its principal executive offices located at 149 New Montgomery Street, San Francisco, California 94105 and its telephone number (415) 375-4100. Egreetings is a provider of online cards, offering consumers and businesses an integrated approach to communications and gift giving. Its Web site allows users to send personalized, content-rich online cards and gifts. Egreetings also provides advertisers and e-commerce partners with access to a targeted group of consumers. The foregoing description of Egreetings' business has been derived in part from Egreetings Form 10-K and is qualified in its entirety by reference to the Egreetings Form 10-K and the risk factors set forth therein.

     The selected financial information of Egreetings set forth below has been excerpted and derived from the Egreetings Form 10-K and Egreetings' Quarterly Report on Form 10-Q for the period ended September 30, 2000. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Egreetings with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies may be obtained in the manner set forth below.

                            EGREETINGS NETWORK, INC.

                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         FOR THE NINE MONTHS ENDED
                                                (UNAUDITED)              FISCAL YEAR ENDED DECEMBER 31
                                      -------------------------------    ------------------------------
                                      SEPT. 30, 2000   SEPT. 30, 1999      1999       1998       1997
                                      --------------   --------------    --------    -------    -------
STATEMENT OF OPERATIONS DATA:
Revenues............................     $  8,163         $  1,527       $  3,160    $   317    $   505
Cost and expenses...................       41,751           23,462         39,739      8,115      3,530
                                         --------         --------       --------    -------    -------
Loss from operations................      (33,588)         (21,935)       (36,579)    (7,798)    (3,025)
Interest income (expense), net......        2,531              (92)           (63)       (23)       (68)
Other income (expense), net.........         (129)              --             --         --         --
                                         --------         --------       --------    -------    -------
Net loss............................      (31,186)         (22,027)       (36,642)    (7,821)    (3,093)
                                         --------         --------       --------    -------    -------
Loss from operations per share
     Basic and diluted..............        (1.01)           (6.10)         (8.01)     (2.25)     (0.98)
Net loss per share
     Basic and diluted..............        (0.94)           (6.12)         (8.02)     (2.26)     (1.00)
Shares used in calculation of loss
  from operations and net loss per
  share
     Basic and diluted..............       33,326            3,598          4,569      3,464      3,100

                                                  FOR THE NINE
                                                  MONTHS ENDED     FISCAL YEAR ENDED DECEMBER 31
                                                 SEPT. 30, 2000    ------------------------------
                                                  (UNAUDITED)        1999       1998       1997
                                                 --------------    --------    -------    -------
BALANCE SHEET DATA:
Cash and cash equivalents......................      $ 6,600       $ 81,774    $   268    $ 3,524
Working capital (deficit)......................       37,378         77,672     (2,838)     2,735
Total assets...................................       87,588        120,123      2,968      5,203
Long-term liabilities..........................        2,377          3,718      1,100        197
Total stockholders' equity (deficit)...........       76,539        101,831     (1,489)     4,185
Book value per share...........................         2.30          22.29      (0.43)      1.35

     AVAILABLE INFORMATION. Egreetings is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, Egreetings files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Egreetings is required to disclose in its proxy statements certain information, as of particular dates, concerning Egreetings' directors and officers, their remuneration, stock options granted to them, the principal holders of Egreetings' securities and any material interest of those persons in transactions with Egreetings. These reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's website (http://www.sec.gov)

     Although neither AmericanGreetings.com nor American Pie believes as of the date of the Offer To Purchase that statements contained herein based upon such documents are untrue in any material respect, none of AmericanGreetings.com, American Pie or Information Agent assumes any responsibility for the accuracy or completeness of the information concerning Egreetings, furnished by Egreetings for inclusion in this Offer To Purchase, or contained in the documents and records referred to herein or for any failure by Egreetings to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to AmericanGreetings.com and American Pie.

9.  CERTAIN INFORMATION CONCERNING AMERICAN PIE AND AmericanGreetings.com

     GENERAL INFORMATION. American Pie, a Delaware corporation, was organized to acquire all of the Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of American Pie is owned directly by AmericanGreetings.com. The principal executive offices of American Pie are located at Three American Road, Cleveland, Ohio 44144 and its telephone number is (216) 889-5000.

     AmericanGreetings.com is a Delaware corporation and the parent corporation of American Pie, with its principal executive offices located at Three American Road, Cleveland, Ohio 44144 and its telephone number is (216) 889-5000. AmericanGreetings.com is a Web-based provider of electronic greetings and other social communication content aimed at expanding individuals' ability to communicate and express themselves online.

     AGC Investments, a Delaware corporation and the parent corporation of AmericanGreetings.com, was organized, among other things, to administer American Greetings' investing activities, including holding the capital stock of certain American Greetings' subsidiaries. The principal executive offices of AGC Investments are located at One American Road, Cleveland, Ohio 44144 and its telephone number is (216) 252-7300.

     American Greetings is an Ohio corporation and the parent corporation of AGC Investments, with its principal executive offices located at One American Road, Cleveland, Ohio 44144 and its telephone number is (216) 252-7300. American Greetings and its subsidiaries operate predominantly in a single industry -- the design, manufacture and sale of everyday and seasonal greeting cards and other social expression products.

     The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the executive officers and directors of American Greetings, AmericanGreetings.com and American Pie are set forth on Schedule I.

     Except as set forth elsewhere in this Offer To Purchase, Schedule I hereto or any Schedule 13D, or amendment thereto filed by the following persons with respect to Egreetings, which are incorporated herein by reference:

     - None of American Greetings, AGC Investments, AmericanGreetings.com or American Pie nor, to the knowledge of American Greetings, AGC Investments, AmericanGreetings.com or American Pie, any of the persons listed in Schedule I hereto or any affiliate of AmericanGreetings.com or American Pie or any of the persons so listed:

          - beneficially owns or has a right to acquire any Shares or any other equity securities of Egreetings,

          - has effected any transaction in the Shares or any other equity securities of Egreetings during the past 60 days, or

          - has any agreement, arrangement, or understanding with any other person with respect to any securities of Egreetings (including any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

     - There have been no transactions that would require reporting under the rules and regulations of the Commission between AmericanGreetings.com or American Pie or any of their respective subsidiaries or, to the knowledge of AmericanGreetings.com or American Pie, any of the persons listed in
       Schedule I hereto, on the one hand, and Egreetings or any of its executive officers, directors or affiliates, on the other hand.

     - There have been no material contacts, negotiations or transactions between AmericanGreetings.com or American Pie or any of their respective subsidiaries or, to the knowledge of AmericanGreetings.com or American Pie, any of the persons listed in Schedule I hereto, on the one hand, and Egreetings or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation, acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by American Pie to pay the aggregate purchase price to be paid pursuant to the Offer and the Merger, to cash out the Options and Warrants and to pay the fees and expenses related to the Offer and the Merger is estimated to be approximately $30 million. These funds are expected to be provided to American Pie in the form of capital contributions or advances made by AmericanGreetings.com. AmericanGreetings.com plans to obtain the funds for such capital contributions or advances from cash on hand. In addition, American Greetings has established a $24 million line of credit for AmericanGreetings.com to use in connection with the Offer and the Merger. The Offer is not conditioned upon any financing arrangements.

11. THE MERGER AGREEMENT; THE TENDER AND VOTING AGREEMENT; PLANS FOR EGREETINGS; OTHER MATTERS

THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the Commission as an exhibit to the Schedule TO and is incorporated herein by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. The Merger Agreement may be examined, and copies obtained from the offices of the Commission in the same manner as set forth in Section 8 above. Defined terms used below and not defined in this Offer To Purchase have the respective meanings assigned to those terms in the Merger Agreement.

     THE OFFER. The Merger Agreement contemplates the commencement of the Offer and prescribes conditions to consummation of the Offer. The Merger Agreement provides that, without the prior written consent of Egreetings, American Pie may not:

     - decrease the Per Share Amount or change the form of consideration payable in the Offer;

     - decrease the number of Shares sought pursuant to the Offer;

     - amend or waive the Minimum Condition;

     - impose additional conditions to the Offer; or

     - amend any other term of the Offer in any manner adverse to the holders of Shares.

     If on the initial Expiration Date, all conditions to the Offer shall not have been satisfied or waived, American Pie may, in its discretion, or shall, to the extent requested by Egreetings, extend the Expiration Date up to an additional five business days or such longer time as American Pie and Egreetings may mutually agree to the extent necessary to permit such condition to be satisfied. American Pie may also extend the Offer if and to the extent required by the Commission or, after the acceptance of Shares under the Offer, for a further period of time by means of a subsequent offering period under Rule 14d-11, of not more than twenty business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the Expiration Date and not withdrawn a number of Shares, which together with Shares then owned by AmericanGreetings.com, American Pie or any other subsidiary of AmericanGreetings.com, represents at least 90% of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding Options that are vested or will become vested upon consummation of the Offer and all outstanding Warrants). American Pie will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

     Egreetings made representations and warranties to AmericanGreetings.com and American Pie in the Merger Agreement that:

     - The Egreetings Board, at a meeting duly called and held:

          - unanimously and duly approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

          - recommended that the stockholders of Egreetings accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement;

          - determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of Egreetings; and

     - Credit Suisse First Boston Corporation, Egreetings' financial advisor, rendered its opinion to the Egreetings Board, dated the date of the Merger Agreement, to the effect that, as of that date, the Per Share Amount to be received by the holders of Shares of Egreetings is fair from a financial point of view to such holders (other than AmericanGreetings.com and its affiliates).

     The Merger Agreement provides that promptly upon the purchase by American Pie for Shares pursuant to the Offer, if the Minimum Condition has been met, and from time to time thereafter, as Shares are acquired by American Pie, American Pie is entitled to designate such number of directors, rounded up to the next whole number, on the Egreetings Board that will give American Pie representation on the Egreetings Board equal to at least that number of directors which equals the product of the total number of directors on the Egreetings Board (giving effect to the directors appointed or elected pursuant to such provision and including current directors serving as officers of Egreetings) multiplied by the percentage that the aggregate number of Shares beneficially owned by American Pie or its affiliates (including Shares as they are accepted for payment but excluding Shares held by Egreetings) bears to the number of Shares outstanding. At such times, if requested by American Pie, Egreetings will also cause each committee of the Egreetings Board to include persons designated by American Pie constituting the same percentage of each such committee as American Pie's designees are of the Egreetings Board. Egreetings shall, upon request by American Pie, use its reasonable efforts to increase the size of the Egreetings Board or secure the resignations of such number of directors as is necessary to enable American Pie designees to be elected to the Egreetings Board and shall cause American Pie's designees to be so elected; provided, however, that, in the event that American Pie's designees are appointed or elected to the Egreetings Board, until the Effective Time the Egreetings Board shall have at least one director who is a director on the date of the execution of the Merger Agreement and who is not a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of American Pie (one or more of such directors, the "Independent Directors"); provided further, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall not be a designee, stockholder, affiliate or associate of American Pie, and such person shall be deemed to be an Independent Director for purposes of the Merger Agreement.

     THE MERGER. The Merger Agreement provides that, at the Effective Time, subject to the terms and conditions of the Merger Agreement and the GCL, American Pie will be merged with and into Egreetings. Following the Merger, the separate corporate existence of American Pie will cease and Egreetings will continue as the Surviving Corporation.

     The Certificate of Incorporation of Egreetings, in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended to read in its entirety as set forth on Exhibit A to the Merger Agreement, until thereafter amended as provided by law and such Certificate of Incorporation. The By-Laws of American Pie in effect immediately before the Effective Time and in the form provided to Egreetings shall be the By-Laws of the Surviving Corporation until amended, as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     The directors of American Pie immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of American Pie immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected appointed and qualified. If, at the Effective Time, a vacancy exists on the board of directors of the Surviving Corporation or in any office of the Surviving Corporation, that vacancy may be filled in the manner provided by law.

     At the Effective Time, by virtue of the Merger and without any action on the part of American Pie, Egreetings or the holder of any capital stock of Egreetings or American Pie:

     - each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to the following paragraph and any Dissenting Shares) shall be converted into the right to receive the Merger Consideration, upon surrender of the certificate which immediately prior to the Effective Time represented such Share;

     - each Share issued and outstanding immediately before the Effective Time and held in the treasury of Egreetings or owned by AmericanGreetings.com, American Pie or any other subsidiary of AmericanGreetings.com shall be automatically canceled and will cease to exist and no payment or other consideration shall be made with respect thereto; and

     - each share of common stock of American Pie, par value $.01 per share, outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that Egreetings shall take all actions necessary (which shall include, but are not limited to, satisfying the requirements of Rule 16b-3(e) which is promulgated under Section 16 of the Exchange Act, without incurring any liability in connection therewith) to provide that immediately prior to the Effective Time:

     - each vested stock option that is then outstanding under Egreetings' 1996 Stock Option Plan (a "1996 Option"), shall be exercisable by the option holder in accordance with the terms (as in effect as of the date of the Merger Agreement) of Egreetings' 1996 Stock Option Plan and the stock option agreement by which such 1996 Option is evidenced; and any 1996 Option not exercised prior to the Effective Time and all unvested stock options outstanding under the 1996 Stock Option Plan shall be cancelled;

     - each stock option, whether vested or unvested, that is then outstanding under Egreetings' 1999 Equity Incentive Plan or under the 1999 Non-Employee Directors' Stock Option Plan (collectively, the "1999 Plans") and that is held by an option holder whose Continuous Service (as defined in the 1999 Plans) with Egreetings has not been terminated (a "1999 Option"), shall be exercisable by the option holder in accordance with the terms (as in effect as of the date of the Merger Agreement) of the 1999 Plans and the stock option agreement by which such 1999 Option is evidenced, and any 1999 Option and any other stock options outstanding under the 1999 Plans (including, without limitation, options held by persons whose Continuous Service with Egreetings has terminated) not exercised prior to the Effective Time will terminate unexercised in accordance with its terms;

     - each right to purchase Shares that is then outstanding under Egreetings' 1999 employee Stock Purchase Plan (a "Right") shall be exercisable by the holder of such Right and each holder's accumulated payroll deductions (exclusive of any accumulated interest which cannot be applied toward the purchase of Shares under the terms of the offering) shall be used to exercise the Right in accordance with the terms (as in effect as of the date of the Merger Agreement) of the 1999 Employee Stock Purchase Plan and the offering under which the Right was granted, and immediately after such Rights are exercised, any ongoing offering under the 1999 Employee Stock Purchase Plan shall terminate, and any Right not exercised prior to the Effective time and all unvested Rights outstanding under the 1999 Employee Stock Purchase Plan shall be cancelled; and

     The Merger Agreement also provides that Egreetings shall use its reasonable best efforts (which shall include, but is not limited to, satisfying the requirements of Rule 16b-3(e) without incurring any liability in connection therewith) to provide that immediately prior to the Effective Time, each then outstanding Warrant to purchase Shares granted under any of the warrant agreements disclosed by Egreetings to AmericanGreetings.com or American Pie under the Merger Agreement (collectively, the "Warrant Agreements"), whether or not then exercisable or vested, shall be acquired by Egreetings for cancellation in consideration of payment to the holders of such Warrants of an amount in respect thereof equal to the product of (i) the excess, if any, of the Per Share Amount over the per share exercise price of the Warrant and (ii) the number of Shares subject to the Warrant (such payment to be net of applicable withholding taxes), and Egreetings shall use its reasonable best efforts to obtain any consents required of holders of Warrants to effect the foregoing.

     Except as provided in the Merger Agreement or as otherwise agreed to by the parties:

     - Egreetings shall cause Egreetings' 1996 Stock Option Plan, the 1999 Plans and Egreetings' 1999 employee Stock Purchase Plan (collectively, the "Option Plans") and the Warrant Agreements to terminate as of the Effective Time, and

     - Egreetings shall ensure that following the Effective Time no person, including any holder of a 1996 Option, a 1999 Option or a Right (collectively, the "Options") or a Warrant or any participant in the Option Plans, shall have any right to acquire any equity securities of Egreetings, the Surviving Corporation or any subsidiary thereof.

     Egreetings has agreed pursuant to the Merger Agreement that if (i) required by applicable law in order to consummate the Merger, as promptly as practicable after the purchase of and payment for Shares by American Pie pursuant to the Offer or (ii) any of the conditions set forth in paragraph (a) of Section 13 of this Offer To Purchase exists or there shall be instituted or pending any action or proceeding before any governmental, regulatory or administrative agency or commission of competent jurisdiction seeking any injunction, order, decree, judgment or ruling having any of the effects set forth in paragraph (a) of
Section 13 of this Offer To Purchase, and such condition or such injunction, order, decree, judgment or ruling is reasonably likely to be avoided by obtaining a vote of Egreetings' stockholders to authorize the Merger without first completing the Offer, as promptly as practicable after the request of AmericanGreetings.com or American Pie, or the determination of Egreetings, to do so, Egreetings will promptly take all action necessary in accordance with Delaware law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders. Subject to the terms of the Merger Agreement, Egreetings shall use its reasonable best efforts to solicit from stockholders of Egreetings proxies in favor of adoption of the Merger Agreement and secure any vote or consent of stockholders required by Delaware law to effect the Merger. AmericanGreetings.com has agreed in the Merger Agreement that it will vote, or cause to be voted, in favor of the adoption of the Merger Agreement all Shares directly or indirectly owned of record or beneficially owned by it or American Pie.

     If Egreetings convenes a stockholders meeting as a result of the conditions set forth in (ii) above:

     - American Pie shall terminate the Offer;

     - any obligation of the parties to the Merger Agreement set forth in the provisions of the Merger Agreement governing the Offer shall cease;

     - in addition to the conditions of the Merger set forth in the Merger Agreement (other than the condition relating to the Offer contained therein, which shall no longer be applicable), the conditions to the Offer set forth in Section 13 of this Offer To Purchase, other than the Minimum Condition and paragraph (d) thereto, shall become conditions to the Merger; and

     - any right or obligation of any party to the Merger Agreement that is governed by reference to the time prior to the purchase of and payment for the Shares pursuant to the Offer shall instead be governed by reference to the time prior to the Effective Time, except for those rights and obligations set forth in the "no-shop" provisions to the Merger Agreement, which shall be governed by reference to the time prior to adoption of the Merger Agreement by the stockholders of Egreetings.

     The Merger Agreement further provides that, notwithstanding the foregoing or any provision of the Merger Agreement, in the event that AmericanGreetings.com or American Pie owns at least 90% of the outstanding Shares following the expiration of the Offer, Egreetings shall not be required to convene a stockholders meeting or mail proxy statements related thereto, and the parties to the Merger Agreement will, at the request of AmericanGreetings.com or American Pie and subject to the condition of the Merger as set forth in the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the GCL without a meeting of stockholders of Egreetings as soon as practicable after the acceptance for payment and purchase of Shares by American Pie pursuant to the Offer.

     REPRESENTATIONS AND WARRANTIES OF EGREETINGS. Pursuant to the Merger Agreement, Egreetings has made representations and warranties with respect to, among other things:

     - organization, corporate powers and foreign qualifications of Egreetings and each of its significant subsidiaries;

     - capitalization of Egreetings and its significant subsidiaries;

     - corporate power and authority to enter into the Merger Agreement and, subject to any necessary stockholder adoption of the Merger Agreement and the filing of the Certificate of Merger as required by Delaware law, to carry out its obligations under the Merger Agreement and due authorization, execution and delivery of the Merger Agreement by Egreetings and the consummation by Egreetings of the transactions contemplated thereby, subject to the adoption of the Merger by Egreetings' stockholders, if required, and filing of a Certificate of Merger in accordance with Delaware law;

     - the absence of any conflicts from the execution of the Merger Agreement by Egreetings and the consummation by Egreetings of the transactions contemplated thereby with any law, regulation, court order, judgment, decree, Egreetings' Certificate of Incorporation or By-laws, permit or license, agreements, contracts or other instruments and obligations and the absence of certain required waivers, consents or approvals;

     - the material accuracy of the documents filed with the Commission and Egreetings' unaudited and audited financial statements and condition;

     - Egreetings' compliance with the liquidation plan delivered to AmericanGreetings.com and American Pie;

     - the absence of certain litigation;

     - employee benefit plans;

     - the compliance with the requirements of the Commission and the absence of untrue statements in any proxy statement required to be mailed to stockholders of Egreetings in connection with the Offer and Merger, the compliance with the requirements of the Commission of the Schedule 14D-9 filed by Egreetings in connection with the Offer and the Merger and the accuracy and completeness of certain information supplied by Egreetings, if required, in connection with the Offer and the Merger;

     - the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to fees payable to Credit Suisse First Boston Corporation);

     - compliance by Egreetings with its charter documents, material contracts and applicable law and required permits, licenses, variances, exemptions, orders, regulations and approvals of governmental authorities for the conduct of business by Egreetings and its subsidiaries;

     - required payment of taxes and filing of tax returns;

     - patents, trademarks, web site domain names, and other intellectual property;

     - the full force and effect of certain contracts;

     - the compliance of Egreetings and its subsidiaries with all laws, including those relating to the protection of the environment;

     - the vote required by the stockholders of Egreetings to approve the Merger, if such vote is required under Delaware law;

     - receipt of an opinion from Credit Suisse First Boston as to the fairness of the amount to be received by Egreetings' stockholders for Shares; and

     - the absence of certain contractual obligations that would be required to be reported by Egreetings to the Commission.

     REPRESENTATIONS AND WARRANTIES OF AmericanGreetings.com AND AMERICAN PIE. Pursuant to the Merger Agreement, AmericanGreetings.com and American Pie have made representations and warranties with respect to, among other things:

     - corporate organization;

     - corporate power and authority to enter into the Merger Agreement and subject to the filing of the Certificate of Merger as required by Delaware law, to carry out their obligations under the Merger Agreement and due authorization, execution and delivery of the Merger Agreement by AmericanGreetings.com and American Pie and the consummation of the Offer and the Merger;

     - the absence of any conflicts from the execution of the Merger Agreement by AmericanGreetings.com and American Pie and the consummation by AmericanGreetings.com and American Pie of the transactions contemplated thereby with any law, regulation, court order, judgment, decree, AmericanGreetings.com or American Pies charter documents, permit or license, agreements, contracts or other instruments and obligations and the absence of certain required waivers, consents or approvals;

     - American Pie's ability to pay for the Shares purchased in the Offer and the Merger;

     - the absence of certain obligations or liabilities of American Pie;

     - the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to the fees payable to William Blair & Company); and

     - the accuracy and completeness of certain information supplied by AmericanGreetings.com and American Pie, if required, in connection with the Offer and the Merger.

     COVENANTS. Under the terms of the Merger Agreement, the ability of Egreetings to conduct its operations is restricted. Egreetings has agreed that, between the date of the Merger Agreement and the Effective Time or earlier termination of the Merger Agreement, except as disclosed to AmericanGreetings.com and American Pie pursuant to the terms of the Merger Agreement or as specifically contemplated by the Merger Agreement or unless AmericanGreetings.com shall otherwise consent in writing:

     - Egreetings will use its reasonable efforts to preserve substantially intact and continue operating the "egreetings.com" Website; and in all material respects the business of Egreetings shall be conducted in, and Egreetings shall not take any action except in, accordance with the liquidation plan for Egreetings presented to AmericanGreetings.com;

     - Egreetings will not amend its Certificate of Incorporation or By-Laws;

     - Egreetings will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; and neither Egreetings nor any of its subsidiaries will:

          - issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or right of any kind to acquire, any shares of capital stock of any class of Egreetings or any of its subsidiaries, other than issuances of Shares pursuant to securities, options, warrants, calls, commitments or rights existing at the date of the Merger Agreement and previously disclosed to AmericanGreetings.com or American Pie in writing (including as disclosed in documents filed with the Commission);

          - incur any long-term indebtedness (whether evidences by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness;

          - redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities, or

          - enter into, amend, terminate, cancel, renew or fail to use reasonable efforts to renew in any material respect any material contract, including, without limitation, any insurance policies.

     - neither Egreetings nor any of its subsidiaries will

          - grant any increase in the compensation or benefits payable or to become payable by Egreetings or any of its subsidiaries or any employee;

          - adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization, or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program, agreement or arrangement, or

          - enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of Egreetings or existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of Egreetings or any of its subsidiaries.

     - neither Egreetings nor its subsidiaries will change the accounting principles used by it unless required by GAAP (or, if applicable with respect to subsidiaries, foreign generally accepted accounting principles);

     - neither Egreetings nor any of its subsidiaries shall acquire by merging or consolidating with, by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets of any other person or entity;

     - neither Egreetings nor any of its subsidiaries shall sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its assets listed on Egreetings' fixed asset ledger;

     - neither Egreetings nor any of its subsidiaries shall release any third party from its obligations under any existing standstill agreement or arrangement relating to a proposed Acquisition Transaction, unless the Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the Egreetings Board under applicable law, or otherwise under any confidentiality or similar agreement;

     - Egreetings and its subsidiaries shall not mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien on any of its properties or assets;

     - neither Egreetings nor its subsidiaries shall compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, other than those claims, liabilities or obligations consented to by, and set forth on a schedule delivered to, AmericanGreetings.com or American Pie by the fifth business day after the date of the Merger Agreement; and

     - neither Egreetings nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

     ACCESS TO INFORMATION. The Merger Agreement provides that subject to applicable antitrust laws and regulations relating to the exchange of information, from the date of the Merger Agreement until the Effective Time, Egreetings will, and will cause each of its subsidiaries, its officers, directors, employees, auditors and agents to, afford AmericanGreetings.com and American Pie and their representatives reasonable access, at all reasonable times, to its officers, employees, agents, properties, offices and other facilities and to the books and records, and shall furnish AmericanGreetings.com and American Pie with all financial, operating and other data and information as AmericanGreetings.com and American Pie, through their representatives, may reasonably request.

     ADDITIONAL AGREEMENTS. The Merger Agreement provides that except as mutually agreed by AmericanGreetings.com and Egreetings, Egreetings, AmericanGreetings.com and American Pie will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby. Each of the parties to the Merger Agreement agreed to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement. The parties will cooperate in responding to inquiries from and making presentations to, regulatory authorities.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that Egreetings and AmericanGreetings.com will obtain the prior approval of each other prior to issuing any press release or otherwise making any public statement with respect to the Offer or the Merger and will not issue any press release or make any public statement prior to such approval, unless required by applicable fiduciary duties, law or applicable stock exchange rules and after consultation with the other party if reasonably possible.

     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Merger Agreement provides that the Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Egreetings' Certificate of Incorporation and By-Laws and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date of the Merger Agreement were directors, officers, employees, fiduciary, agents of Egreetings or otherwise entitled to indemnification under the Certificate of Incorporation, By-Laws or indemnification agreements (the "Indemnified Parties"). American Pie has agreed that from and after the date American Pie purchases Shares pursuant to the Offer, American Pie will cause Egreetings or the Surviving Corporation to

     - fulfill and honor in all respects the obligations of Egreetings pursuant to any indemnification agreements and any indemnification provision and any exculpation provision set forth in Egreetings' Certificate of Incorporation and By-Laws, and

     - to the fullest extent permitted under Delaware law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgment, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suite proceeding or investigation, including without limitation liabilities arising out of the transactions contemplated by the Merger Agreement, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer or employee of Egreetings (regardless of whether such liabilities arise out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time).

     In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time):

     - Egreetings or the Surviving Corporation, as applicable shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Egreetings or the Surviving Corporation, promptly as statements therefore are received, and

     - Egreetings and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither Egreetings nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither Egreetings nor the Surviving Corporation shall be obliged to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of the action.

     The Merger Agreement provides further that for six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by Egreetings' officers and directors liability insurance policy on terms not less favorable than those in effect on the date of the Merger Agreement in terms of coverage and amounts; provided, however, that the Surviving Corporation will not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by Egreetings for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its Board of Directors, for a cost not exceeding such amount.

     American Pie has agreed to cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the foregoing obligations of American Pie and the Surviving Corporation.

     Notwithstanding anything in the Merger Agreement to the contrary, the foregoing provisions are intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to the Merger Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained in the foregoing.

     The Merger Agreement provides that if the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this section.

     NOTIFICATION OF CERTAIN MATTERS. AmericanGreetings.com and American Pie and Egreetings have agreed to promptly notify each other of:

     - the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either:

          - any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement to the Effective Time, or

          - any condition described in Section 13 of this Offer To Purchase to be unsatisfied in any material respect at any time from the date of the Merger Agreement to the date American Pie purchases Shares pursuant to the Offer

     - any material failure of Egreetings, AmericanGreetings.com or American Pie, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

     The delivery of any notice pursuant to the foregoing provisions shall not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice.

     FINANCIAL STATEMENTS; FINANCING. The Merger Agreement provides that, as promptly as practicable after the date of the Merger Agreement, Egreetings will provide to AmericanGreetings.com, the audited financial statements (including accompanying notes) for Egreetings' fiscal year ended December 31, 2000.

     NO SOLICITATION. The Merger Agreement provides that Egreetings will not, directly or indirectly, and it will use its reasonable best efforts to cause every officer, director, agent, financial adviser, attorney, accountant or other representative not to solicit, initiate or knowingly encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to an Acquisition Transaction (as defined below) or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise knowingly cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek an Acquisition Transaction; provided, however, that, prior to the purchase of and payment for Shares by American Pie pursuant to the Offer, Egreetings may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, make such inquiry of the party making such proposal as may be necessary to inform itself of the proposed terms and details of the proposal, and if the Egreetings Board determines, in its good faith, reasonable judgment, after consultation with its financial advisor that such proposal is a Superior Proposal, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, but only if the Board of Directors determines, in good faith, reasonable judgment after consultation with its outside legal counsel, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors under applicable law.

     The Merger Agreement provides that neither the Egreetings Board nor any committee thereof may:

     - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to AmericanGreetings.com or American Pie, the approval or recommendation by the Egreetings Board or such committee of the Offer, the Merger or the Merger Agreement;

     - approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction; or

     - cause Egreetings to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Transaction (each, an "Acquisition Agreement").

     Notwithstanding anything to the contrary contained in the Merger Agreement, if, prior to the earlier of (x) if AmericanGreetings.com shall have requested Egreetings to cause AmericanGreetings.com's nominees to constitute a majority of the Egreetings Board, (y) the purchase of and payment for Shares by American Pie pursuant to the Offer and or (z) the Effective Time (the earliest of such events the "Board Representation Date"), the Egreetings Board determines, in its good faith, reasonable judgment, after consultation with outside counsel, that failure to do any of the actions set forth in this paragraph would create a reasonable possibility of a breach of the fiduciary duties of the Egreetings Board under applicable law, the Egreetings Board may withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement, or, in response to an unsolicited Acquisition Transaction proposal, if the Egreetings Board also determines in its good faith, reasonable judgment, after consultation with its financial advisor, that such proposal is a Superior Proposal, (1) approve or recommend an Acquisition Transaction, and/or (2) subject to Egreetings having terminated the Merger Agreement pursuant to the second to last bullet point under the section titled "Termination" in this summary, and having paid to American Pie the fees described in the section titled "Termination" Fee in this summary, enter into an Acquisition Agreement; provided, however, that prior to terminating the Merger Agreement and entering into such Acquisition Agreement, Egreetings shall give American Pie at least five business day's notice of its intention to do so and, if American Pie agrees to match the terms of such proposal for an Acquisition Transaction, notwithstanding the foregoing provisions of this section, Egreetings may not terminate the Merger Agreement pursuant to the second to last bullet point under the section titled "Termination" in this summary and may not enter into such Acquisition Agreement.

     The Merger Agreement requires Egreetings to:

     - immediately (and in any event, no later than one business day after receipt) advise AmericanGreetings.com in writing of the receipt of a request for information or any inquiries or proposals relating to an

       Acquisition Transaction and any actions taken pursuant to the first paragraph of this section, specifying the material terms and conditions of such proposed Acquisition Transaction; and

     - keep AmericanGreetings.com informed of the status of any such request or proposed Acquisition Transaction. If any such inquiry or proposal is in writing, Egreetings shall promptly deliver to AmericanGreetings.com a copy of such inquiry or proposal.

     For purposes of the Merger Agreement:

     - "Acquisition Transaction" means (other than the transactions contemplated by the Merger Agreement)

          - a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving Egreetings, in which holders of a majority of Egreetings' voting securities prior to such transaction own less than a majority of the voting securities of the surviving entity after such transaction;

          - acquisition in any manner, directly or indirectly, of at least a majority of the voting securities of Egreetings, including any single or multi-step transaction or series of related transactions which is structured to permit a third party to acquire beneficial ownership of at least a majority of the voting securities of Egreetings; or

          - the acquisition in any manner, directly or indirectly, of any material portion of the business or assets of Egreetings.

     - "Superior Proposal" means a proposed Acquisition Transaction involving at least two-thirds of the shares of capital stock of Egreetings or substantially all of the assets of Egreetings that the Egreetings Board determines, after consulting with Egreetings' financial advisors, to be more favorable to Egreetings' stockholders than the Merger; provided, however, that a proposed Acquisition Transaction will not be deemed to be a Superior Proposal unless it involves consideration per Share that exceeds the Per Share Amount.

     Nothing contained in the Merger Agreement prohibits Egreetings or the Egreetings Board from complying with Rule 14d-9 or 14e-2 under the Exchange Act or from furnishing a copy or excerpts of the Merger Agreement to any third party that makes a proposal for an Acquisition Transaction or any inquiry that could lead to a proposal for an Acquisition Transaction.

     CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject, on or prior to the Closing Date, to each of the following conditions (any or all of which may be waived by the parties to the Merger Agreement in writing, in whole or in part, to the extent permitted by applicable law):

     - AmericanGreetings.com shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of AmericanGreetings.com and American Pie to effect the Merger if American Pie fails to accept for payment or pay for the Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement;

     - the Merger Agreement shall have been adopted by the requisite vote of the stockholders of Egreetings, if required by the Delaware law; and

     - no statute, rule, regulation, judgment, writ, decree, order or injunction (whether temporary, preliminary or permanent) shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

     The obligations of AmericanGreetings.com and American Pie to effect the Merger are further subject to the satisfaction or waiver of the condition that prior to such time as AmericanGreetings.com's nominees constitute a majority of the Board of Directors, Egreetings shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Egreetings required to be performed or complied with by it under the Merger Agreement.

     TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the stockholders of Egreetings:

     - by mutual written consent of AmericanGreetings.com and Egreetings by action of their respective Board of Directors (subject to the last paragraph under the section titled "The Offer" in this summary);

     - by either AmericanGreetings.com or Egreetings if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a final and nonapplicable order, decree or ruling or taken any other action (which order, decree or ruling the parties thereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement (unless such order, decree or ruling can be complied with by convening a meeting at Egreetings stockholders and seeking adoption of the Merger Agreement);

     - by either AmericanGreetings.com or Egreetings if the Offer has not been consummated within 60 days of the date of the Merger Agreement (the "Offer Drop Dead Date"); provided, however, that no party may terminate the Merger Agreement if such party's failure to fulfill any of its obligations under the Merger Agreement is the reason that the consummation of the Offer has not occurred on or before said date; provided, further, that if Egreetings is required to file with the Commission and mail to its stockholders a proxy statement in connection with holding a meeting of its stockholders, AmericanGreetings.com or Egreetings may terminate the Merger Agreement pursuant to this paragraph only if the Effective Time shall not have occurred on or before the day that is 120 days from the date of the Merger Agreement (the "Merger Drop Dead Date") (unless otherwise extended by the mutual agreement of AmericanGreetings.com and Egreetings; provided, further, that if, at the Merger Drop Dead Date, either party does not agree to extend the Merger Drop Dead Date upon the written request of the other party to do so, the party not agreeing to the extension shall pay to the party requesting the extension a termination fee as described in the last paragraph under the section titled "Termination Fee" in this summary if the party requesting the extension is actively attempting to clear the proxy statement with the Commission for mailing to stockholders of Egreetings or the proxy statement has been mailed and such requesting party's failure to fulfill any of its obligations under the Merger Agreement shall not have been the reason that the Effective Time shall not have occurred on or before the Merger Drop Dead Date and the termination described in this proviso shall not be effective unless and until the terminating party shall have paid to the requesting party the fee described in the last paragraph of the section titled "Termination Fee" as described below in this summary;

     - by Egreetings, at any time prior to the purchase of and payment for Shares by American Pie pursuant to the Offer if it shall not be in material breach of its covenants or agreements thereunder, if (i) there shall be a material breach of any of AmericanGreetings.com's or American Pie's representations, warranties or covenants thereunder, which breach shall not have been cured within ten days of the receipt of written notice thereof by AmericanGreetings.com from Egreetings or (ii) there shall have been a material breach on the part of AmericanGreetings.com or American Pie of any of their respective covenants or agreements thereunder, which breach shall not have been cured within ten days of the receipt of written notice thereof by AmericanGreetings.com from Egreetings;

     - by AmericanGreetings.com, at any time prior to the purchase of and payment for Shares by American Pie pursuant to the Offer and if it shall not be in material breach of its covenants or agreements thereunder, if
       (i) there shall be a material breach of any of Egreetings' representations, warranties or covenants thereunder, which breach shall not have been cured within ten days of the receipt of written notice thereof by Egreetings from AmericanGreetings.com or (ii) there shall have been a material breach on the part of Egreetings of any of its covenants or agreements thereunder, which breach shall not have been cured within ten days of the receipt of written notice thereof by Egreetings from AmericanGreetings.com;

     - by AmericanGreetings.com, at any time prior to the Board Representation Date if (i) the Egreetings Board shall have withdrawn, modified or changed its recommendation or approval in respect of the Merger

       Agreement, the Offer or the Merger, (ii) the Egreetings Board shall have recommended any proposal other than by AmericanGreetings.com in respect of an Acquisition Transaction or (iii) Egreetings shall have entered into an Acquisition Agreement in response to an unsolicited Superior Proposal pursuant to, and in compliance with the terms under the section titled "No Solicitation" in this summary;

     - by either AmericanGreetings.com or Egreetings if the Offer (as it may have been extended) expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by AmericanGreetings.com as a result of the occurrence of any of the events set forth in Section 13 of this Offer To Purchase; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available (i) to either AmericanGreetings.com or Egreetings if Egreetings shall have convened a stockholders meeting because any party to this Agreement shall have exercised its right to cause Egreetings to call a stockholders meeting in order to comply with any order, decree or ruling that restrains, enjoins or otherwise prohibits the transactions contemplated by the Merger Agreement or (ii) to AmericanGreetings.com if AmericanGreetings.com's failure to fulfill any obligation under the Merger Agreement has resulted in the occurrence of any of the events set forth in Section 13 of this Offer To Purchase or if AmericanGreetings.com's termination or withdrawal of the Offer constitutes a breach of the Merger Agreement; provided, further, that the termination described in this section shall not be effective unless and until Egreetings shall have paid to AmericanGreetings.com the fee described in the section titled "Termination Fee" in this summary, if payable pursuant to such section;

     - by Egreetings, in order to enter into an Acquisition Agreement pursuant to the section titled "No Solicitation" in this summary; and

     - by Egreetings if neither AmericanGreetings.com nor American Pie shall have commenced the Offer within ten business days after the date of the Merger Agreement.

     In the event of the termination of the Merger Agreement as provided above, the Merger Agreement will become void and subject to certain exceptions there shall be no liability on the part of AmericanGreetings.com, American Pie or Egreetings.

     TERMINATION FEE. If the Merger Agreement is terminated at such time as the Merger Agreement is terminable pursuant to the fifth bullet of the immediately preceding the section titled "Termination" in this summary, then:

     - Egreetings shall promptly (but not later than two business days after receipt of notice from AmericanGreetings.com) pay to AmericanGreetings.com an amount equal to AmericanGreetings.com's actual and reasonably documented expenses, not to exceed $1,120,000 in cash; provided, however, that if the Merger Agreement is terminated by AmericanGreetings.com as a result of a willful breach by Egreetings, AmericanGreetings.com may pursue any remedies available to it at law or in equity and shall, in addition to its expenses, be entitled to recover such additional amounts as AmericanGreetings.com may be entitled to receive at law or in equity; and

     - if, (i) at the time of Egreetings' willful breach of the Merger Agreement, there shall have been a third-party offer or proposal with respect to an Acquisition Transaction which at the time of such termination shall not have been rejected by Egreetings and the Egreetings Board or withdrawn by the third party, and (ii) within one year of any termination by AmericanGreetings.com, Egreetings becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates an Acquisition Transaction with such offeror or an affiliate thereof, then Egreetings, upon the signing of a definitive agreement relating to such an Acquisition Transaction, or, if no such agreement is signed then at the closing (and as a condition to the closing) of Egreetings becoming such a subsidiary or of such Acquisition Transaction, will pay to AmericanGreetings.com a termination fee equal to $1,120,000 in cash, less any amount paid above; provided, however, that in no event shall the termination fee referred to in the following paragraph be payable if the termination fee referred to in this paragraph has been paid.

     If AmericanGreetings.com shall have terminated the Merger Agreement pursuant to the sixth bullet of the immediately preceding section titled "Termination" in this summary, or Egreetings shall have terminated the

Merger Agreement in response to a Superior Proposal, then in any such case Egreetings shall promptly, but in no event later than two business days after the date of such termination or event, pay AmericanGreetings.com a termination fee of $1,120,000 in cash which amount shall be payable by wire transfer to such account as AmericanGreetings.com may designate in writing to Egreetings.

     The Merger Agreement provides that the termination fee provisions will survive any termination of the Merger Agreement. The term "Expenses" means all out-of-pocket fees, costs and other expenses actually incurred or assumed by AmericanGreetings.com or American Pie or incurred on their behalf in connection with the Merger Agreement or any of the transactions contemplated thereby, including but not limited to in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Merger and the other transactions contemplated thereby; and all fees and expenses of counsel, accountants and experts to AmericanGreetings.com or American Pie. No fee or expense reimbursement shall be paid pursuant to this section if AmericanGreetings.com shall be in material breach of its obligations under the Merger Agreement.

     If the Merger Agreement is terminated by Egreetings pursuant to the fourth bullet point in the immediately preceding section above titled "Termination" in this summary, then AmericanGreetings.com shall promptly (but not later than two business days after receipt of notice from Egreetings) pay to Egreetings an amount equal to Egreetings' actual and reasonably documented Expenses not to exceed $1,120,000 in cash; provided, however, that, if the Merger Agreement is terminated by Egreetings as a result of a willful breach by AmericanGreetings.com or American Pie, Egreetings may pursue any remedies available to it at law or in equity and shall, in addition to its Expenses, be entitled to recover such additional amounts as Egreetings may be entitled to receive at law or in equity. No expense reimbursement shall be paid pursuant to this section if Egreetings shall be in material breach of its obligations under the Merger Agreement. This section will survive any termination of the Merger Agreement.

     If the Merger Agreement is terminated by either party pursuant to the third bullet point in the immediately preceding section above titled "Termination" in this summary and the terminating party has refused to extend the Merger Drop Dead Date despite the written request of the other party to do so, then the terminating party shall, as a condition to terminating the Merger Agreement pursuant to the third bullet point in the section above, pay to the other party a termination fee of $1,120,000 in cash if the party requesting the extension is actively attempting to clear the Proxy Statement with the SEC for mailing to the stockholders of Egreetings or the Proxy Statement has been mailed and such requesting party's failure to fulfill any of its obligations under the Merger Agreement shall not have been the reason that the Effective Time shall not have occurred on or before the Merger Drop Dead Date. This remedy will survive any termination of the Merger Agreement.

     AMENDMENT. The Merger Agreement may be amended by the parties thereto, by action taken by AmericanGreetings.com and by action taken by the Egreetings Board and American Pie's Board of Directors at any time before the Effective Time notwithstanding the adoption of the Merger Agreement by the stockholders of Egreetings; provided, however, that, after the adoption of the Merger Agreement by the stockholders of Egreetings, no amendment may be made that would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger or alter or change any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of Shares. The Merger Agreement may not be amended except by an instrument in writing signed by the parties to such agreement.

     WAIVER. At any time before the Effective Time, any party may:

     - extend the time for the performance of any of the obligations or other acts of the other parties,

     - waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and

     - waive compliance with any of the agreements or conditions contained in the Merger Agreement.

     Any agreement on the part of a party thereto to any extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Any such waiver shall constitute a

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

waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties to the Merger Agreement of a breach of or a default under any of the provisions of the Merger Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of the Merger Agreement or to exercise any right or privilege under the Merger Agreement, shall be construed as a waiver of any other breach of default of a similar nature, or as a waiver of any of such provisions, rights or privileges under the Merger Agreement. The rights and remedies provided in the Merger Agreement are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

THE TENDER AND VOTING AGREEMENT

     The following is a summary of the material terms of the Tender and Voting Agreement and is qualified in its entirety by reference to the complete text of the Tender and Voting Agreement, a copy of which is filed with the Commission as an exhibit to the Schedule TO and is incorporated herein by reference. The Tender and Voting Agreement should be read in its entirety for a more complete description of the matters summarized below. The Tender and Voting Agreement may be examined, and copies obtained from the offices of the Commission in the same manner as set forth in Section 8 above. Defined terms used below and not defined in this Offer To Purchase have the respective meanings assigned to those terms in the Tender and Voting Agreement.

     In connection with the execution of the Merger Agreement, each stockholder set forth on Schedule A to the Tender and Voting Agreement (the "Stockholders") has entered into the Tender and Voting Agreement with AmericanGreetings.com and American Pie.

     TENDER OF SHARES. Each Stockholder has agreed to validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer not later than the fifteenth business day after commencement of the Offer its Subject Shares (as used herein, "Subject Shares" shall mean all Shares as set forth opposite such Stockholder's name on Schedule A to the Tender and Voting Agreement and any other Shares the record or beneficial ownership of which is directly acquired by such Stockholder during the period from and including the date of the Tender and Voting Agreement through and including the date on which the Tender and Voting Agreement is terminated).

     TRANSFER OF SHARES. Each Stockholder has agreed that during the term of the Tender and Voting Agreement, he or she will not, except as provided in the agreement:

     - tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any lien, any of its Subject Shares, other than any sale, transfer or assignment to members of such Stockholder's family (including upon the death of Stockholder), a trust or trustees of a trust for the benefit of such Stockholder or a charitable trust, or other transfers for estate planning purposes, provided that any such transferee shall agree in writing to be bound by the terms of the Tender and Voting Agreement;

     - acquire any Shares or other securities of Egreetings (otherwise than as provided in the Tender and Voting Agreement);

     - deposit its Subject Shares into a voting trust (other than pursuant to a trust arrangement of the type described in the first bullet above), enter into a voting agreement or arrangement with respect to its Subject Shares or grant any proxy or power of attorney with respect to its Subject Shares; or

     - enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition of any Shares (other than as set forth in the second bullet above), or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Shares or any other securities of Egreetings.

     VOTING AGREEMENT. Each Stockholder has agreed that until such time as the Merger may be consummated or the Merger Agreement may be terminated pursuant to the terms of the Tender and Voting Agreement, that they have constituted and appointed AmericanGreetings.com and American Pie, or any nominee thereof, with full power of substitution, during and for the term of the Tender and Voting Agreement, as his or her true and lawful

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

attorney and proxy for and in his or her name, place and stead, to vote all the Shares such Stockholder beneficially owns at the time of such vote, at any annual, special or adjourned meeting of the stockholders of Egreetings (and this appointment will include the right to sign its name (as stockholder) to any certificate or other document relating to Egreetings that laws of the State of Delaware may require or permit):

     - in favor of approval and adoption of the Merger Agreement and approval of the Merger and any transactions contemplated by the Merger Agreement;

     - against any Acquisition Transaction, any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of Egreetings under the Merger Agreement and the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement):

          - any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Egreetings;

          - a sale, lease or transfer of a material amount of assets of Egreetings, or a reorganization, recapitalization, dissolution or liquidation of Egreetings; and

          - any change in a majority of the persons who constitute the board of directors of Egreetings as of the date of the Voting and Tender Agreement, any change in the present capitalization of Egreetings or any amendment of Egreetings' certificate of incorporation or bylaws, as amended to the date of the Voting and Tender Agreement, any other material change in Egreetings' corporate structure or business; or any other action that, in the case of each of the matters referred to in this paragraph, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by the Tender and Voting Agreement and the Merger Agreement

     Under the Tender and Voting agreement, the proxy and power of attorney is a proxy and power coupled with an interest, and each Stockholder has agreed that it is irrevocable with respect to Subject Shares held of record by such Stockholder, until such time as the Tender and Voting Agreement may terminate. Each Stockholder has agreed to revoke all and any other proxies with respect to the Shares that he or she may have made or granted. For Shares as to which such Stockholder is the beneficial but not the record owner, the Stockholder has agreed to use his or her best efforts to cause any record owner of such Shares to grant to AmericanGreetings.com a proxy to the same effect as contained in this section.

     NO SOLICITATION. Under the terms of the Tender and Voting Agreement, each Stockholder has agreed not to, directly or indirectly, through any agent, financial advisor, attorney, accountant or other representative or otherwise,
(i) solicit, initiate or encourage submission of proposals or offers from any person or entity relating to, or that could reasonably be expected to lead to, an Acquisition Transaction or (ii) participate in any negotiations or discussions regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek an Acquisition Transaction.

     TERMINATION. Each Stockholder has agreed that the Tender and Voting Agreement will terminate (i) upon the purchase of all the Shares pursuant to the Offer, (ii) on the earlier to occur of the Effective Time or the date the Merger Agreement is terminated in accordance with its terms, or (iii) by the mutual consent of the Stockholders and the Board of Directors of AmericanGreetings.com.

     FURTHER ASSURANCES. Each party to the Tender and Voting Agreement has agreed to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated by such agreement.

     PUBLICITY. Neither AmericanGreetings.com nor the Stockholders will issue any press release or otherwise make any public statements with respect to the Tender and Voting Agreement or the Merger Agreement or the other transactions contemplated by such agreements without the other party's prior consent (which consent shall not be unreasonably withheld) except as may be required by law or applicable stock exchange rules, and after consultation with the other party, if reasonably possible.
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

PLANS FOR EGREETINGS

     Following consummation of the Merger, AmericanGreetings.com presently intends to operate the company as a subsidiary under the name of Egreetings. However, AmericanGreetings.com will conduct a further review of Egreetings and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. After such review, AmericanGreetings.com will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes. AmericanGreetings.com's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of Egreetings or its subsidiaries, actions by Egreetings or its subsidiaries and other factors.

     Except as otherwise provided in this Offer To Purchase, and for possible transactions between Egreetings and other subsidiaries of AmericanGreetings.com in connection with the integration of business conducted by Egreetings with the other businesses of AmericanGreetings.com and its subsidiaries, American Pie, AmericanGreetings.com and the directors and officers of American Pie and AmericanGreetings.com listed on Schedule I have no current plans or proposals that would result in:

     - An extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Egreetings or any of its subsidiaries;

     - A purchase, sale, or transfer of a material amount of the assets of Egreetings or any of its Subsidiaries;

     - Any material change in the present dividend rate or policy, or indebtedness or capitalization of Egreetings;

     - Any change in the present structure of the Egreetings Board or management of Egreetings, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

     - Any other material change in Egreetings' corporate structure or business;

     - A class of equity securities of Egreetings to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association;

     - A class of equity securities of Egreetings becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

     - The suspension of Egreetings' obligation to file reports under Section 15(d) of the Exchange Act.

OTHER MATTERS

     EFFECTS OF INABILITY TO CONSUMMATE THE MERGER. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, American Pie will be merged with and into Egreetings. If, following the Offer, approval of Egreetings' stockholders is required by applicable law in order to consummate the Merger of American Pie with Egreetings, Egreetings will submit the Merger Agreement to Egreetings' stockholders for adoption. If the Merger Agreement is submitted to Egreetings' stockholders for adoption, the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding Shares, including the Shares owned by American Pie, to be adopted. If the Offer is consummated, and the Minimum Condition is satisfied without being reduced or waived, American Pie will be able to approve the Merger without the vote of any other stockholder.

     If the Merger is consummated, stockholders of Egreetings who elected not to tender their Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer, subject to their rights to exercise dissenters' rights.

     If, following the consummation of the Offer, the Merger is not consummated, AmericanGreetings.com, which owns 100% of the Common Stock of American Pie, indirectly will control the number of Shares acquired by American Pie pursuant to the Offer. Under the Merger Agreement, promptly following payment by American

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

Pie for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law, Egreetings has agreed to take all actions necessary to cause a majority of the directors of Egreetings to consist of persons designated by AmericanGreetings.com (whether, by election or by the resignation of existing directors and causing AmericanGreetings.com designees to be elected). See Section 16. As a result of its ownership of such Shares and right to designate nominees for election to the Egreetings Board, AmericanGreetings.com indirectly will be able to influence decisions of the Egreetings Board and the decisions of American Pie as a stockholder of Egreetings. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

     If AmericanGreetings.com controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of Egreetings, other than those affiliated with AmericanGreetings.com, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. If for any reason following completion of the Offer, the Merger is not consummated, AmericanGreetings.com and American Pie reserve the right, subject to its confidentiality agreement with Egreetings (as amended by the Merger Agreement) and to any applicable legal restrictions, to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by AmericanGreetings.com and American Pie.

     STATUTORY REQUIREMENTS. In general, under the Delaware General Corporation Law (the "GCL"), a merger of two Delaware corporations requires the adoption of a resolution by the Board of Directors of each of the corporations desiring to merge approving an Agreement of Merger containing provisions with respect to certain statutorily specified matters and the adoption of such Agreement of Merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. According to Egreetings' Certificate of Incorporation, the Shares are the only securities of Egreetings which entitle the holders thereof to voting rights.

     The GCL also provides that if a company owns at least 90% of each class of stock of a subsidiary, such company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise American Pie acquires or controls the voting power of at least 90% of the Shares, American Pie could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of Egreetings.

     APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of Egreetings who have not tendered their Shares will have certain rights under the GCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the GCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than $0.85 per Share.

     AmericanGreetings.com does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. AmericanGreetings.com intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under Section 262. In addition, AmericanGreetings.com and American Pie have not made any provision in connection with the Offer and the Merger to grant unaffiliated security holders of Egreetings access to their corporate files or to obtain counsel or appraisal services at the expense of the AmericanGreetings.com or American Pie.

     Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and in Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger that is found to be not fair to the minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE GCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE GCL.

     THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GCL.

     GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which American Pie seeks to acquire the remaining Shares not held by it. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding Egreetings and certain information regarding the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

     AmericanGreetings.com and American Pie believe that Rule 13e-3 is inapplicable to the Offer because neither they nor any of their affiliates exercises control over Egreetings and, therefore, none of them is an affiliate of Egreetings. In addition, Rule 13e-3 should be inapplicable to the Merger because it is anticipated that (i) the Shares will be deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination will be consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Nevertheless, American Pie has provided the additional disclosure required by Rule 13e-3 in the Section entitled "Special Factors."

12.  DIVIDENDS AND DISTRIBUTIONS

     If on or after the date of the Merger Agreement Egreetings:

     - Splits, combines or otherwise changes the Shares or its capitalization,

     - Acquires Shares or otherwise causes a reduction in the number of Shares,

     - Issues or sells additional Shares (other than the issuance of Shares reserved for issuance as of the date of the Merger Agreement under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of the Merger Agreement) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or

     - Discloses that it has taken such action,

then, without prejudice to American Pie's rights under Section 13, American Pie, in its sole discretion, may make such adjustments in the Per Share Amount and other terms of the Offer as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Condition or the number or type of securities offered to be purchased.

     The Merger Agreement provides that, Egreetings will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock and Egreetings will not, and will not permit any of its subsidiaries to, without the consent of AmericanGreetings.com or American Pie:

     - Issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Egreetings or any of its subsidiaries, other than issuances of Shares pursuant to securities, options, warrants, calls, commitments or rights existing at the date of the execution of the Merger Agreement and previously disclosed to American Pie in writing; or

     - Redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities.

     If on or after the date of the Merger Agreement Egreetings declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of American Pie or its nominees or transferees on Egreetings' stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to American Pie's rights under Section 13 of this Offer To Purchase:

     - The Per Share Amount shall be reduced by the amount of any such cash dividend or cash distribution, and

     - Any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders shall:

          - Be received and held by the tendering stockholders for the account of American Pie and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of American Pie, accompanied by appropriate documentation of transfer, or

          - At the direction of American Pie, be exercised for the benefit of American Pie, in which case the proceeds of such exercise will promptly be remitted to American Pie. Pending such remittance and subject to applicable law, American Pie will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by American Pie in its sole discretion.

13.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, American Pie shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to American Pie's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations and the terms hereof) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for (A) unless the following conditions shall have been satisfied: (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with Shares then owned by American Pie, American Pie, or any other subsidiary of American Pie represents at least a majority of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding Options that are vested or will become vested upon consummation of the Offer and all outstanding Warrants) (the "Minimum Condition") and (ii) any applicable waiting period under any applicable antitrust law shall have expired or been terminated prior to the expiration of the Offer or (B) if at any time after the date of this Agreement and before the acceptance of the Shares for payment, any of the following conditions exists and is continuing and has not resulted directly or indirectly from the breach by American Pie or American Pie of any of its obligations under the Merger Agreement:

     (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by American Pie (or any of its affiliates or subsidiaries) of any material portion of its or Egreetings' business or assets, or compels American Pie (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of its or Egreetings' business or assets,
(iii) imposes material limitations on the ability of American Pie effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by American Pie on all matters properly presented to the stockholders of Egreetings, (iv) imposes any material limitations on the ability of American Pie or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of Egreetings or (v) which otherwise would have a Egreetings Material Adverse Effect;

     (b) the Merger Agreement shall have been terminated by Egreetings or American Pie in accordance with its terms;

     (c) (i) any representation or warranty made by Egreetings in the Merger Agreement shall not have been true and correct in all material respects when made, or any representation or warranty made by Egreetings in the Merger Agreement (other than those contained in Sections 4.5 and 4.17 thereof) shall have ceased to be true and correct in all material respects as of the Expiration Date as if made as of such date and the breach shall not have been cured in all material respects, (ii) as of the Expiration Date Egreetings shall not in all material respects have performed any obligation or agreement and complied with its material covenants to be performed and complied with by it under the Merger Agreement and the breach shall not have been cured in all material respects, or
(iii) the Increased Liabilities of Egreetings, less any increase in net tangible assets (excluding increases in accumulated depreciation) of Egreetings since December 31, 2000 (as reflected in unaudited financials of Egreetings as of such date) not reflected in the plan of liquidation of Egreetings as modified by AmericanGreetings.com, exceed $1 million, where the term "Increased Liabilities" means the sum of (x) the excess, if any, of the liabilities of Egreetings set forth on the audited financials of Egreetings for the year ended December 31, 2000 over the liabilities of Egreetings set forth on the unaudited financials,
(y) additional liabilities incurred by Egreetings since December 31, 2000, that should have been but were not recorded on the December 31, 2000 balance sheet of Egreetings prepared in accordance with GAAP, and (z) liabilities not reflected in the plan of liquidation of Egreetings as modified by AmericanGreetings.com and in accordance with the terms of this Agreement; provided however, that Increased Liabilities shall specifically not include for the period after December 31, 2000: (1) liabilities incurred in connection with the transactions contemplated by the Merger Agreement (other than out of pocket expenses to be reimbursed to Credit Suisse First Boston that were not incurred in connection with transactions contemplated by this Agreement, and other than additional liabilities arising in connection with Egreetings' compliance with Worker Adjustment and Retraining Act but not reflected in the liquidation plan of Egreetings as modified by AmericanGreetings.com), (2) liabilities paid or accrued in connection with the preparation of the audited financials of Egreetings for the year ended December 31, 2000, (3) liabilities incurred in connection with the termination of real estate leases, (4) the first $500,000 of liabilities incurred in connection with the termination of any contract of Egreetings other than real estate leases, and (5) liabilities incurred with prior written approval of AmericanGreetings.com); or

     (d) there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange (not including any suspension or limitation of trading in any particular security as a result of computerized trading limits or any intraday suspension due to "circuit breakers") or (ii) any banking moratorium declared by the U.S. Federal or New York authorities or any suspension of payments in respect of banks in the United States.

     The foregoing conditions are for the sole benefit of American Pie and may be asserted by American Pie and may be waived by American Pie in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of American Pie and subject to the terms of the Merger Agreement. The failure by American Pie at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by AmericanGreetings.com or American Pie concerning any event described in this Section 13 shall be final and binding upon all parties.

     A public announcement may be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

     American Pie acknowledges that the Commission believes that:

     - If American Pie is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares, and

     - The circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

14.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     Except as described in this Offer To Purchase, based on a review of publicly available filings made by Egreetings with the Commission and other publicly available information concerning Egreetings, but without any independent investigation, neither American Pie nor AmericanGreetings.com is aware of any license or regulatory permit that appears to be material to the business of Egreetings and its subsidiaries, taken as a whole, that might be adversely affected by American Pie's acquisition of Shares as contemplated in this Offer To Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by American Pie as contemplated in this Offer To Purchase. Should any such approval or other action be required, American Pie and AmericanGreetings.com presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." There can be no assurance, however, that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Egreetings' business or that certain parts of Egreetings' business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, American Pie could decline to accept for payment or pay for any Shares tendered. See
Section 13 above for certain conditions to the Offer.

     STATE TAKEOVER LAWS. A number of states throughout the United States (including Delaware where Egreetings is incorporated) have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, AmericanGreetings.com and American Pie believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made certain corporate acquisitions more difficult. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that the laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc.
v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     American Pie has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger because American Pie does not believe that any are applicable to the Offer or the Merger. In particular, American Pie believes that Section 203 of the GCL does not apply to the Offer and the Merger because American Greetings and Gibson owned (as defined in the GCL) their Shares prior to the authorization for quotation of the Shares on the Nasdaq National Market. American Pie reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer To Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more state takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, American Pie may be required to file certain documents with, or receive approvals from, the relevant state authorities, and American Pie might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, American Pie may not be obligated to accept for purchase, or pay for, any Shares tendered. See
Section 13.

     ANTITRUST. The acquisition by American Pie of the Shares is exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. Private parties may also bring legal action under the antitrust laws under certain circumstances.

15.  FEES AND EXPENSES

     William Blair & Company is acting as financial advisor to AmericanGreetings.com in connection with AmericanGreetings.com's proposed acquisition of Egreetings, for which services William Blair & Company will receive customary compensation. In addition, AmericanGreetings.com has agreed to reimburse William Blair & Company for its reasonable expenses incurred in rendering its services (including reasonable legal expenses) under its engagement agreement with AmericanGreetings.com and has agreed to indemnify William Blair & Company against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws. William Blair & Company from time to time renders various investment banking services to AmericanGreetings.com and its affiliates for which it is paid customary fees.

     In the ordinary course of its business, William Blair & Company engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of Egreetings and AmericanGreetings.com.

     Corporate Investor Communications, Inc. has been retained by American Pie as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. AmericanGreetings.com will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

     In addition, Wells Fargo Shareowner Services has been retained as the Depositary. American Pie will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     It is estimated that the expenses incurred in connection with the transactions contemplated in this Offer To Purchase will be approximately as set forth below:

Filing fees.................................................  $  6,166
Printing and mailing fees...................................   100,000
Accounting fees.............................................   125,000
Legal fees..................................................   200,000
Depository fees.............................................    20,000
Information Agent fees......................................    10,000
Miscellaneous...............................................    38,834
Total.......................................................   500,000

     None of the foregoing fees will be paid by Egreetings.

     Except as set forth above, neither AmericanGreetings.com nor American Pie will pay any fees or commissions to any broker dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by AmericanGreetings.com or American Pie for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

16.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) stockholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, American Pie may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to stockholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of American Pie by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

     AmericanGreetings.com and American Pie have filed with the Commission the Schedule TO pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 thereunder, containing certain additional information with respect to the Offer. The Schedule TO and any amendments to the Schedule TO, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF AMERICAN PIE NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of this Offer To Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of AmericanGreetings.com, American Pie, Egreetings or any of their respective subsidiaries, as the case may be, since the date as of which information is furnished or the date of this Offer To Purchase.

                                          American Pie Acquisition Corp.

February 12, 2001

                                                                      SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, MERGER SUB AND PARENT

A.  DIRECTORS AND EXECUTIVE OFFICERS OF AMERICANGREETINGS.COM

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of AmericanGreetings.com. Unless otherwise indicated below:

- Each individual has held his or her positions for more than the past five years,

- The business address of each person is Three American Road, Cleveland, Ohio 44144, and

- All directors and officers listed below are citizens of the United States. Directors are identified with a single asterisk.

                                       PRESENT PRINCIPAL OCCUPATION OR
        NAME                     EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
        ----                     -------------------------------------------
*Herb Jacobs             Herbert H. Jacobs has served as a director since the
                         incorporation of AmericanGreetings.com, Inc. in June 1999.
                         From 1983 to June 1999, Dr. Jacobs served as a director of
                         American Greetings, our parent company. Dr. Jacobs'
                         principal occupation is the management of his private
                         investments. He is also the inventor of a number of patents relevant to our business operation that are owned by
                         AmericanGreetings.com. Since June 1994, he has owned and
                         operated a private real estate development company and a
                         private software consulting firm.
*Josef A. Mandelbaum     Josef A. Mandelbaum has served as Chief Executive Officer
                         since January 2000 and as a director since September 1999.
                         Prior to that, he served as our Senior Vice President of
                         Sales, Business Development and Strategic Planning since the incorporation of AmericanGreetings.com, Inc. in June 1999.
                         From January 1995 to June 1999, Mr. Mandelbaum served in
                         various capacities for the Electronic Marketing Division of
                         American Greetings, including Vice President of Interactive
                         Marketing, Director of Electronic Marketing and Technology
                         Management and as Business Development Manager. From 1993 to
                         1994, Mr. Mandelbaum was a partner in IMG, an interactive
                         direct response consulting and venture capital company
                         specializing in infomercials and interactive projects. Mr.
                         Mandelbaum is a founding member and current Chairman of the
                         Business Practices Committee of Shop.org, an alliance of
                         premier Internet retailers.
*James C. Spira          James C. Spira has served as Chairman of our board of
                         directors since the incorporation of AmericanGreetings.com,
                         Inc. in June 1999. Mr. Spira's principal occupation since
                         July 1999 has been active part-time Advisory Partner of
                         Diamond Technology Partners, Inc., a publicly held
                         technology management consulting firm, where he manages
                         specific client relationships and participates in client
                         development efforts. Previously, Mr. Spira served Diamond
                         Technology Partners as Senior Vice President from November
                         1995 to June 1999, and as a director from February 1996 to
                         June 1999. Before joining Diamond Technology Partners, Mr.
                         Spira was a group Vice President of the Tranzonic Companies,
                         Inc., a manufacturer of personal care products, from 1991 to
                         November 1995. Prior to his employment with the Tranzonic
                         Companies, Mr. Spira co-founded Cleveland Consulting
                         Associates, serving as President and Chief Executive Officer from 1974 until 1989. Mr. Spira serves as a director of
                         American Greetings Corporation, our parent company, New
                         Media, Inc., an information technology consulting company,
                         Copernicus, a marketing investment group, and is a member of the advisory board of Progressive Insurance Company's
                         National Accounts Division, a specialty property-casualty
                         insurer.

                                      S-I-1

                                       PRESENT PRINCIPAL OCCUPATION OR
        NAME                     EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
        ----                     -------------------------------------------
*Morry Weiss             Morry Weiss has served as a director since the incorporation of AmericanGreetings.com, Inc. in June 1999. Since 1992, Mr.
                         Weiss' principal occupation is Chairman and Chief Executive
                         Officer of American Greetings. He also serves as a director of Barnett Inc., a manufacturer of plumbing and electrical supplies, National City Bank, Cleveland, a bank/financial
                         institution, National City Corporation, a holding company of
                         National City Bank, Cleveland and other banks, and is a
                         member of the advisory board of Prime Venture Partners, an equity investor in companies requiring growth capital.
*John Backus             John Backus has served as a director since September 2000.
                         Mr. Backus is the Managing Partner of Draper Atlantic, which he founded in March 1999. Mr. Backus was a founding investor of InteliData Technologies, Inc. and from 1990 through 1999 served as its President and Chief Executive Officer. Mr.
                         Backus currently serves on the Board of Directors various
                         companies including Amazing Media, Singleshop.com, Return
                         Buy, QB, Inc., WFSDirect.com, and Trancentrix. He is also
                         actively involved in Northern Virginia Technology Council as the Chairman of its Board of Directors.
Maureen M. Spooner       Maureen M. Spooner has served as our Senior Vice President
                         Finance and Operations, Chief Financial Officer since
                         January 2001 and as Chief Financial Officer since the
                         incorporation of AmericanGreetings.com, Inc. in June 1999.
                         Prior to incorporation of AmericanGreetings.com she served as Vice President of Finance and Administration for the
                         Electronic Marketing Division of American Greetings. From
                         September 1990 to June 1999, Ms. Spooner served in various financial management and administrative positions with
                         American Greetings, including Financial Accounting Manager,
                         Director of Corporate Financial Planning, and Director of
                         Tax Administration. Prior to her employment with American
                         Greetings, Ms. Spooner held various positions with Arthur
                         Andersen & Company and Andersen Consulting.
Charles Fink             Charles Fink has served as President and Senior Vice
                         President of Creative since August 2000. In 1999 he founded
                         eAgents, Inc., and acted as its President and Chief
                         Executive Officer until its acquisition by
                         AmericanGreetings.com, Inc. in September 2000. From 1996 to
                         1999, Mr. Fink served in various capacities for America
                         Online, Inc. including Vice President and Executive
                         Director, AOL Channel Programming and Senior Vice President
                         and Chief Creative Officer, AOL Greenhouse.
Bruce Petro              Bruce Petro has served as our Chief Information Officer
                         since August 2000. Prior to that, he served as our Executive
                         Director/Vice President of Technology since the
                         incorporation of AmericanGreetings.com, Inc. in June 1999.
                         From October 1994 to June 1999, Mr. Petro served in the
                         position of Director of Information Technology for the
                         Electronic Marketing Division of American Greetings.
William Weil             William Weil has served as our Senior Vice President of
                         Consumer Experience since September 2000. From May of 2000 to September 2000, he served as Chief Operating Officer of
                         eAgents, Inc., at which time as it was acquired by
                         AmericanGreetings.com, Inc. Prior to his employment with
                         eAgents, Inc., Mr. Weil spent five years at Nickelodeon, a
                         Viacom/MTV Networks Company, where he served as both as a
                         member and Vice President of the strategy group, as well as the Acting Chief Operating Officer of RedRocket.com.

                                      S-I-2

                                       PRESENT PRINCIPAL OCCUPATION OR
        NAME                     EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
        ----                     -------------------------------------------
Todd Anderman            Todd Anderman has served as our Senior Vice President of
                         Sales since January 2000. From February 2000 to December
                         2000, Mr. Anderman served as Senior Vice President of Sales at Rollingstone.com, a division of Emusic.com. From April
                         1999 to February 2000, Mr. Anderman served as Vice President of Sales for Tunes.com until its acquisition by Emusic.com.
                         Prior to his employment with Rollingstone.com, Mr. Anderman spent nine years at Ziff Davis in various sales and
                         marketing positions.
Tammy L. Martin          Tammy Martin has served as our General Counsel since
                         December 2000. From March 2000 through June 2000 she served as Chief Financial Officer and General Counsel of
                         Portalvision, Inc., a software development company. From
                         1993 to 2000 she served in various capacities with PhoneTel
                         Technologies, Inc., a telecommunications company, including
                         Chief Administrative Officer and General Counsel.

B.  DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN PIE

     The directors of American Pie are Josef A. Mandelbaum and Maureen Spooner and the executive officers of American Pie are Josef A. Mandelbaum, Maureen Spooner and Bruce Petro. Each of these persons are also executive officers of AmericanGreetings.com and information concerning the present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each of them is set forth in the table of the directors and executive officers of AmericanGreetings.com. The business address of each is Three American Road, Cleveland, Ohio 44144. All directors and officers of American Pie are citizens of the United States.

C.  DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN GREETINGS

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of American Greetings. Unless otherwise indicated below:

- Each individual has held his or her positions for more than the past five years,

- The business address of each person is One American Road, Cleveland, Ohio 44144, and

- All directors and officers listed below are citizens of the United States. Directors are identified with a single asterisk.

                                      S-I-3

                                         PRESENT PRINCIPAL OCCUPATION OR
         NAME                      EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
         ----                      -------------------------------------------
*Scott S. Cowen            Dr. Cowen's principal occupation is President and Seymour S.
                           Goodman, Professor of Management, Tulane University. Prior
                           to that Dr. Cowen served as Dean and Albert J. Weatherhead,
                           III Professor of Management, Weatherhead School of
                           Management at Case Western Reserve University. Dr. Cowen
                           serves as a director of JoAnn Stores, Inc. (specialty store retailer), Forest City Enterprises, Inc. (conglomerate
                           corporation engaged in real estate development, sales,
                           investment, construction and lumber wholesale) and
                           Newell-Rubbermaid Incorporated (consumer home products).
*Stephen R. Hardis         Mr. Hardis' principal occupation is Chairman and Chief
                           Executive Officer of Eaton Corporation, (manufacturer of
                           highly engineered products that serve industrial, vehicle, construction, commercial and semiconductor markets). Before joining Easton in 1979, Mr. Hardis served as Executive Vice president of Finance and Planning for Sybron Corporation
                           (health equipment supplies and services) and prior to that he was associated with General Dynamics Corporation
                           (industrial) aerospace manufacturer). Mr. Hardis is a member of the boards of KeyCorp (holding company for Key Bank),
                           Lexmark International Corporation (a spin-off of IBM's
                           printer business), Nordson Corporation (industrial painting system manufacturer) and Progressive Corporation (holding
                           company of Progressive Insurance Company, and other
                           companies). He also serves as a director of the Cleveland
                           Clinic Foundation (hospital) and is a trustee of the Musical
                           Arts Association (Cleveland Orchestra), Leadership
                           Cleveland, Playhouse Square, Foundation, Greater Cleveland
                           Roundtable and Cleveland Tomorrow (non-profit
                           organizations).
*Harriet Mouchly-Weiss     Mrs. Mouchly-Weiss is founder and managing partner of
                           Strategy XXI (corporate communications). Before founding
                           Strategy XXI, she was President of the GCI Group
                           International, an international public relations and
                           marketing agency. She also served as Chairman of Ruder Finn
                           & Rotman International Partners, an independent public
                           relations firm. She is a director of Viisage Technology,
                           Inc. (developer of personal security and identification
                           systems), a division of LAU Technologies, Foundation of the
                           Committee of 200, Friends of the United Nations, American
                           Academy of Rome, Chinese Foundation of Culture and Arts for
                           Children, Abraham Fund and Israel Policy Forum
                           (professional, educational and charitable organizations.
*Charles Ratner            Mr. Ratner's principal occupation is Co-Chairman of the
                           Board and President of Forest City Enterprises, Inc.
                           (conglomerate corporation engaged in real estate
                           development, sales, investment, construction and lumber
                           wholesale) and an officer of its various subsidiary
                           companies. Mr. Ratner serves as a director of Cole National
                           Corporation (retail) and Cole National Group, Inc. (retail).
*James C. Spira            Mr. Spira's principal occupation is Vice Chairman of
                           American Greetings, a position he has held for seven months.
                           Prior to that time, he served as managing partner and
                           director of Diamond Technology Partners, Inc., (technology management consulting firm). Before joining Diamond
                           Technology Partners, he co-founded Cleveland Consulting
                           Associates, serving as President and Chief Executive Officer from 1974 until 1989. Mr. Spira also serves as Vice Chairman of the Board of American Greetings. Mr. Spira serves as a
                           director of New Media, Inc. (information technology
                           consulting) and is a member of the advisory board of
                           Progressive Insurance Company's National Accounts Division
                           (specialty property-casualty insurer).

                                      S-I-4

                                         PRESENT PRINCIPAL OCCUPATION OR
         NAME                      EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
         ----                      -------------------------------------------
*Harry H. Stone            Mr. Stone's principal occupation is President of The
                           Courtland Group, Inc. (investments, property and business
                           development and management) and a general partner in
                           partnerships that own and manage The Residence Inn by
                           Marriott Cleveland at Beachwood, downtown Cleveland
                           Middleburg Heights, Rockside and Westlake, Ohio locations.
                           He is a trustee of the Cleveland Rotary Foundation and is
                           Trustee Emeritus of Educational Television Association of
                           Metropolitan Cleveland, Jewish Community Federation of
                           Cleveland and Brandeis University (non-profit
                           organizations).
*Dr. Jerry Sue Thornton    Dr. Thornton's principal occupation is President of Cuyahoga
                           Community College. Dr. Thornton is also a Director of
                           National City Bank -- Cleveland (bank-financial institution)
                           and Applied Industrial Technologies, Inc. (technology
                           consulting). Ms. Thornton is also a board member of
                           Playhouse Square Foundation, Cleveland Municipal School
                           District, City of Cleveland Empowerment Zone, Citizens'
                           Advisory Council, Greater Cleveland Roundtable, United Way
                           of Cleveland, The Cleveland Foundation, Convention and
                           Visitors Bureau of Greater Cleveland, St. Vincent Quadrangle
                           and the Rock and Roll Hall of Fame and Museum -- Cleveland
                           and New York.
*Morry Weiss               Mr. Weiss' principal occupation is Chairman and Chief
                           Executive Officer of American Greetings, a position he has held for more than five years. He also serves as a director of National City Bank (bank-financial institution), National
                           City Corporation (holding company of National City
                           Bank -- Cleveland and other banks) and is a member of the
                           advisory board of Primus Venture Partners (equity investor in companies requiring growth capital).
Michael B. Birkholm        Vice President, Manufacturing from 1994 until becoming
                           Senior Vice President in 1998.
Dale A. Cable              Vice President and Treasurer.
Mary Ann Corrigan-Davis    President of Carlton Cards Retail, Inc. from 1992 until
                           1996, and Group Managing Director of the John Sands Group
                           from 1996 until becoming Senior Vice President in 1997.
Jon Groetzinger, Jr        Senior Vice President, General Counsel and Secretary.
William R. Mason           Senior Vice President.
William S. Meyer           Senior Vice President and Chief Financial Officer.
Patricia A. Papesh         Vice President, Creative of the U.S. Greeting Card Division
                           from 1992 until becoming Senior Vice President in 1995.
Patricia L. Ripple         Executive Director, Tax and Financial Reporting from 1993
                           until becoming Vice President and Corporate Controller in
                           1996.
Erwin Weiss                Senior Vice President.
Jeffrey M. Weiss           Vice President, Materials Management of American Greetings's
                           U.S. Greeting Card Division from 1996 until 1997; Vice
                           President, Product Management of American Greetings's U.S.
                           Greeting Card Division from 1997 until 1998; and Senior Vice
                           President from 1998 until becoming Executive Vice President in 2000.
George A. Wenz             Vice President, National Accounts from 1984 before becoming
                           Senior Vice President in 1997.
Thomas T. Zinn, Sr.        Principal with Ernst & Young LLP before joining American
                           Greetings in 1995 as Vice President, Information Services.
                           He became Senior Vice President in 1998.

                                      S-I-5

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Egreetings or his broker dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                        WELLS FARGO SHAREOWNER SERVICES

           BY MAIL:                         BY HAND:                  BY OVERNIGHT DELIVERY:
Wells Fargo Shareowner Services  Wells Fargo Shareowner Services  Wells Fargo Shareowner Services
        P.O. Box 64858             161 North Concord Exchange     Attn: Reorganization Department
St. Paul, Minnesota 55164-0858   South St. Paul, Minnesota 55075    161 North Concord Exchange
                                                                  South St. Paul, Minnesota 55075

   By Facsimile Transmission: (651) 450-4163 (For Eligible Institutions Only)

      Confirmation Receipt of Facsimile by Telephone Only: (800) 468-9716

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer To Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at American Pie's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                 A GEORGESON SHAREHOLDER COMMUNICATIONS COMPANY
             111 Commerce Road  -  Carlstadt, New Jersey 07072-2586
                     Banks and Brokers call: (800) 346-7885
                   All Others Call Toll Free: (888) 353-1712

                                      S-I-6